Exhibit 10.1

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

Exclusive Channel Collaboration Agreement

This Exclusive Channel Collaboration Agreement (the “Agreement”) is made and entered into effective as of August 10, 2015 (the “Effective Date”) by and between Intrexon Corporation, a Virginia corporation with offices at 20374 Seneca Meadows Parkway, Germantown, MD 20876 (“Intrexon”), and Synthetic Biologics, Inc., a Nevada corporation having its principal place of business at 617 Detroit Street, Suite 100, Ann Arbor, MI 48104 (“Synthetic”). Intrexon and Synthetic may be referred to herein individually as a “Party”, and collectively as the “Parties.”

Recitals

Whereas, Intrexon has expertise in and owns or controls proprietary technology relating to the identification, design and production of genetically modified cells and DNA vectors, and the control of peptide expression; and

Whereas, Synthetic now desires to become Intrexon’s exclusive channel collaborator in the Field with respect to such technology for the purpose of developing and Commercializing Collaboration Products, and Intrexon is willing to appoint Synthetic as an exclusive channel collaborator in the Field under the terms and conditions of this Agreement.

Now Therefore, in consideration of the foregoing and the covenants and promises contained herein, the Parties agree as follows:

ARTICLE 1

Definitions

As used in this Agreement, the following capitalized terms shall have the following meanings:

1.1           “Affiliate” means, with respect to a particular Party, any other person or entity that directly or indirectly controls, is controlled by, or is in common control with such Party. As used in this Section 1.1, the term “controls” (with correlative meanings for the terms “controlled by” and “under common control with”) means the ownership, directly or indirectly, of fifty percent (50%) or more of the voting securities or other ownership interest of an entity, or the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through the ownership of voting securities, by contract, or otherwise. Notwithstanding the foregoing, (i) Third Security shall be deemed not to be an Affiliate of Intrexon, (ii) neither Party shall be deemed to be an Affiliate of one another, and (iii) any other person, corporation, partnership, or other entity that would be an Affiliate of Intrexon solely because it and Intrexon are under common control by Third Security or Randal J. Kirk shall not be deemed to be an Affiliate of Intrexon.

1.2           “Applicable Laws” has the meaning set forth in Section 8.2(d)(xii).

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

1.3           “Approval-Europe Milestone Event” means the first to occur of (i) the first Commercial Sale of a Collaboration Product in a nation subject to the authority of the European Medicines Agency, or (ii) the approval of a Marketing Authorization Application for a Collaboration Product by the European Medicines Agency.

1.4           “Approval-US Milestone Event” means the first to occur of (i) the first Commercial Sale of a Collaboration Product anywhere in the United States of America, (ii) the approval of a New Drug Application and/or Biologics License Application for a Collaboration Product by the FDA in the United States.

1.5           “Authorizations” has the meaning set forth in Section 8.2(d)(xii).

1.6           “CC” has the meaning set forth in Section 2.2(b).

1.7           “Channel-Related Program IP” has the meaning set forth in Section 6.1(c).

1.8           “Claims” has the meaning set forth in Section 9.1.

1.9           “Clinical Milestone Event” means the first dosing of a patient by or on behalf of Synthetic, or an Affiliate or permitted sublicensee of Synthetic, in a “phase I” clinical trial (as such is defined by relevant FDA guidelines) for a given Collaboration Product, irrespective of whether such occurs in the United States of America under the jurisdiction of the FDA or occurs elsewhere (including under the jurisdiction of a foreign regulatory agency).

1.10         “CMCC” has the meaning set forth in Section 2.2(b).

1.11         “Collaboration Product” means any product in the Field that is created, produced, or developed, in whole or in part by or on behalf of Synthetic during the Term through the use or practice of Intrexon Channel Technology, Intrexon IP, or the Intrexon Materials that are licensed or provided to Synthetic pursuant to this Agreement.

1.12         “Committees” has the meaning set forth in Section 2.2(a).

1.13         “Commercialize” or “Commercialization” (including derivative forms, such as “Commercializing”) means any activities directed to the marketing (including detailing to medical professions in efforts to increase prescribing preferences), manufacturing, promoting, distributing, importing for sale, offering to sell and/or selling of products in the Field, such as Collaboration Products.

1.14         “Commercialization Milestone Events” means the Clinical Milestone Event, the Approval-US Milestone Event, and the Approval-Europe Milestone Event.

1.15         “Commercial Sale” means for a given product and country in the Territory, the sale for value of that product by a Party (or, as the case may be, by an Affiliate or permitted sublicensee of a Party), to a Third Party after regulatory approval (and any pricing or reimbursement approvals, if necessary) has been obtained for such product in such country.

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Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

1.16         “Company Sale” means the sale of Synthetic, whether in a single transaction or in a series of related transactions that are consummated contemporaneously (or consummated pursuant to contemporaneous agreements), to one or more Third Parties on an arm’s length basis, pursuant to which such Third Party or Third Parties acquires (i) (whether by merger, consolidation, sale or transfer of capital stock, recapitalization, or otherwise) more than fifty percent (50%) of Synthetic’s common stock or (ii) all or substantially all of the assets of Synthetic determined on a consolidated basis.

1.17         “Complementary In-Licensed Third Party IP” has the meaning set forth in Section 3.9(a).

1.18         “Confidential Information” means each Party’s confidential Information, inventions, non-public know-how or non-public data disclosed pursuant to this Agreement or any other confidentiality agreement between the Parties and shall include, without limitation, manufacturing, technical, marketing, financial, personnel and other business information and plans, whether in oral, written, graphic or electronic form.

1.19         “Control” means, with respect to any Information, Patent or other intellectual property right, that a Party owns or has a license from a Third Party to such right and has the ability to grant a license or sublicense as provided for in this Agreement under such right without violating the terms of any agreement or other arrangement with any Third Party.

1.20         “CRC” has the meaning set forth in Section 2.2(b).

1.21         “Diligent Efforts” means, with respect to a Party’s obligation under this Agreement, the level of efforts and resources reasonably required to diligently develop, manufacture, and/or Commercialize (as applicable) each Collaboration Product in a sustained manner, consistent with the efforts and resources a similarly situated company working in the Field would typically devote to a product of similar market potential, profit potential, strategic value and/or proprietary protection, based on market conditions then prevailing. With respect to a particular task or obligation, Diligent Efforts requires that the applicable Party promptly assign responsibility for such task and consistently make and implement decisions and allocate resources designed to advance progress with respect to such task or obligation.

1.22         “Equity Agreement” has the meaning set forth in Section 5.1.

1.23         “Excess Product Liability Costs” has the meaning set forth in Section 9.3.

1.24         “Executive Officer” means : (a) the Chief Executive Officer of the applicable Party, or (b) another senior executive officer of such Party who has been duly appointed by the Chief Executive Officer to act as the representative of the Party to resolve, as the case may be, (i) a Committee dispute, provided that such appointed officer is not a member of the applicable Committee and occupies a position senior to the positions occupied by the applicable Party’s members of the applicable Committee, or (ii) a dispute described in Section 11.1.

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Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

1.25         “Fair Market Value” means (a) in the event Synthetic’s common stock is listed on a national exchange or trading system, the value of the issued shares of Synthetic’s common stock using published market data of the share price for Synthetic’s common stock at the close of market on the business day immediately preceding the public announcement of, as appropriate, the execution of this Agreement or the attainment of the Clinical Milestone Event in question or (b) in the event Synthetic’s common stock is not listed on a national exchange or trading system, the value determined in good faith by Synthetic’s board of directors at the time of attainment of the Clinical Milestone Event in question based on an independent 409(a) valuation of Synthetic’s common stock performed by a valuation firm of regionally recognized standing or Synthetic’s auditors. Intrexon shall have the right to review the independent 409(a) valuation prior to final determination.

1.26         “FDA” has the meaning set forth in Section 8.2(d)(xii).

1.27         “Field” means the treatment of phenylketonuria in humans by (i)  direct administration of a viral construct containing a gene to alter the genetic expression of phenylalanine hydroxylase, and/or (ii) administration of a genetically modified bacteria that express an effector directed to the metabolic conversion of phenylalanine.

1.28         “Field Infringement” has the meaning set forth in Section 6.3(b).

1.29         “Fully Loaded Cost” means the direct cost of the applicable good, product or service plus indirect charges and overheads reasonably allocable to the provision of such good, product or service in accordance with US GAAP. Subject to the approval of a project and its associated budget by the JSC and the terms of Sections 4.6 and 4.7 (as appropriate), Intrexon will bill for its internal direct costs incurred through the use of annualized standard full-time equivalents; such rate shall be based upon the actual fully loaded costs of those personnel of Intrexon (or its Affiliates, as applicable) directly involved in the provision of such good, product or service. Intrexon may, from time to time, adjust such full-time equivalent rate based on changes to its actual fully loaded costs and will review the accuracy of its full-time equivalent rate at least quarterly. Intrexon shall provide Synthetic with reasonable documentation indicating the basis for any direct and indirect charges, any allocable overhead, and any such adjustment in full-time equivalent rate.

1.30         “In-Licensed Program IP” has the meaning set forth in Section 3.9(a).

1.31         “Information” means information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, including without limitation, databases, inventions, practices, methods, techniques, specifications, formulations, formulae, knowledge, know-how, skill, experience, test data including pharmacological, biological, chemical, biochemical, toxicological and clinical and pre-clinical test data, analytical and quality control data, stability data, studies and procedures, and patent and other legal information or descriptions.

1.32         “Infringement” has the meaning set forth in Section 6.3(a).

1.33         “Intrexon Actobiotics” means Intrexon Actobiotics NV, a naamloze vennootschap under Belgian law with registered offices at Technologiepark 4, 9052 Zwijnaarde (CBE no. 0882.251.820 (Ghent), which entity is a wholly-owned subsidiary of Intrexon.

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Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

1.34         “Intrexon Channel Technology” means Intrexon’s current and future research technology platform directed towards the design, identification, and/or production of genetically modified cells, including without limitation the technology embodied in the Intrexon Materials and the Intrexon IP, and specifically including without limitation the following of Intrexon’s platform areas and capabilities: (1) UltraVector®, (2) LEAP®, (3) DNA and RNA MOD engineering, (4) protein engineering, (5) transcription control chemistry, (6) genome engineering, (7) cell system engineering, and (8) L. lactis ActobioticsTM microbial platform developed by Intrexon Actobiotics. Notwithstanding the foregoing, the Intrexon Channel Technology shall not include animal models and associated disease model animals.

1.35         “Intrexon Indemnitees” has the meaning set forth in Section 9.2.

1.36         “Intrexon IP” means the Intrexon Patents and Intrexon Know-How.

1.37         “Intrexon Know-How” means all Information (other than Intrexon Patents) that (a) is Controlled by Intrexon as of the Effective Date or during the Term and (b) is reasonably required or useful for Synthetic to conduct the Program. For the avoidance of doubt, the Intrexon Know-How shall include any Information (other than Intrexon Patents) in the Channel-Related Program IP.

1.38         “Intrexon Materials” means the cells, genetic code and associated amino acids and gene constructs, in each case that are Controlled by Intrexon, used alone or in combination and such other proprietary reagents and biological materials Controlled by Intrexon including but not limited to plasmid vectors, virus stocks, cells and cell lines, antibodies, and ligand-related chemistry, in each case that are reasonably required or provided to Synthetic to conduct the Program.

1.39         “Intrexon Patents” means all Patents that (a) are Controlled by Intrexon as of the Effective Date or during the Term, and (b) are reasonably required or useful for Synthetic to conduct the Program. For the avoidance of doubt, the Intrexon Patents shall include any Patent in the Channel-Related Program IP.

1.40         “Inventions” has the meaning set forth in Section 6.1(b).

1.41         “IPC” has the meaning set forth in Section 2.2(b).

1.42         “JSC” has the meaning set forth in Section 2.2(b).

1.43         “Losses” has the meaning set forth in Section 9.1.

1.44         “Net Sales” means, with respect to any Collaboration Product, the net sales of such Collaboration Product by Synthetic, a Product Sublicensee, or an Affiliate of Synthetic (including without limitation net sales of Collaboration Product to a non-Affiliate sublicensee but not including net sales by such non-Affiliate sublicensee), as determined in accordance with US GAAP as the gross amount invoiced on account of sales of Collaboration Product less the usual and customary discounts as determined in accordance with US GAAP. In the case of any sale for value, such as barter or counter-trade other than in an arm’s length transaction exclusively for cash, Net Sales shall be deemed to be the net sales at which substantially similar quantities of the product are sold for cash in an arm’s length transaction in the relevant country. If Collaboration Product is sold to any Third Party together with other products or services, the price of such product, solely for purposes of the calculation of Net Sales, shall be deemed to be no less than the price at which such product would be sold in a similar transaction to a Third Party not also purchasing the other products or services.

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Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

1.45         “Patents” means (a) all patents and patent applications (including provisional applications), (b) any substitutions, divisions, continuations, continuations-in-part, reissues, renewals, registrations, requests for continued examination, confirmations, re-examinations, extensions, supplementary protection certificates and the like of the foregoing, and (c) any foreign or international equivalents of any of the foregoing.

1.46         “Phase II Trial Initiation” means for a respective Collaboration Product, the dosing of the first patient in a “phase II” clinical trial (as such is defined by relevant FDA guidelines) by or on behalf of Synthetic, or an Affiliate or permitted sublicensee of Synthetic, irrespective of whether such occurs in the United States of America under the jurisdiction of the FDA or occurs elsewhere under the jurisdiction of a foreign regulatory agency.

1.47         “Product-Specific Program Patent” means any issued Intrexon Patent where all the claims are directed to Inventions that relate solely and specifically to Collaboration Products. In the event of a disagreement between the Parties as to whether a particular Intrexon Patent is or is not a Product-Specific Program Patent, the Parties shall seek to resolve the issue through discussions at the IPC, provided that if the Parties are unable to resolve the disagreement, the issue shall be submitted to arbitration pursuant to Section 11.2. Any Intrexon Patent that is subject to such a dispute shall be deemed not to be a Product-Specific Program Patent unless and until (a) Intrexon agrees in writing that such Patent is a Product-Specific Program Patent or (b) an arbitrator or arbitration panel determines, pursuant to Article 11, that such Intrexon Patent is a Product-Specific Program Patent.

1.48         “Product Sublicense” has the meaning set forth in Section 3.2(c).

1.49         “Product Sublicensee” has the meaning set forth in Section 3.2(c).

1.50         “Program” means the channel collaboration between the Parties during the Term as established and governed by this Agreement.

1.51         “Proposed Terms” has the meaning set forth in Section 11.2.

1.52         “Prosecuting Party” has the meaning set forth in Section 6.2(c).

1.53         “RAC” has the meaning set forth in Section 2.2(b).

1.54         “Recovery” has the meaning set forth in Section 6.3(f).

1.55         “Retained Product” has the meaning set forth in Section 10.4(a).

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Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

1.56         “Reverse Merger” means the sale of Synthetic, whether in a single transaction or in a series of related transactions that are consummated contemporaneously (or consummated pursuant to contemporaneous agreements), to one or more Third Parties on an arm’s length basis, pursuant to which such Third Party or Third Parties acquire(s) via merger more than fifty percent (50%) of Synthetic’s common stock in a form of transaction wherein Synthetic is the surviving entity.

1.57         “Reverted Product” has the meaning set forth in Section 10.4(c).

1.58         “SEC” means the United States Securities and Exchange Commission.

1.59         “Sublicensing Revenue” means any cash consideration, or the cash equivalent value of non-cash consideration, regardless of whether in the form of upfront payments, milestones, or royalties, actually received by Synthetic or its Affiliate from a Third Party in consideration for a grant of a sublicense under the Intrexon IP or any rights to develop or Commercialize Collaboration Products, but excluding: (a) any amounts paid as bona fide reimbursement for research and development costs to the extent incurred following such grant; (b) bona fide loans or any payments in consideration for a grant of equity of Synthetic to the extent that such consideration is equal to or less than fair market value (i.e. any amounts in excess of fair market value shall be Sublicensing Revenue); (c) subject to the waiver provisions of Section 5.2(e), any payments received by Synthetic from permitted sublicensees for the achievement of a Commercialization Milestone Event that is the same as (or substantially similar to) a Commercialization Milestone Event for which Intrexon is entitled to receive a milestone payment under Section 5.2(a) or Section 5.2(b), and (d) amounts received from sublicensees in respect of any Collaboration Product sales that are included in Net Sales and for which Intrexon receives revenue sharing payments under Section 5.2(a). For clarity, Sublicensing Revenue includes milestone payments for Synthetic Products received by Synthetic from a sublicensee of Synthetic (including a Product Sublicensee) for (i) the achievement by the Synthetic sublicensee of any milestone event that is not the same as, or substantially similar to, a Commercialization Milestone Event, and (ii) the achievement by a permitted sublicensee of Synthetic of the first occurrence of the same (or substantially similar) Commercialization Milestone Event where Intrexon elects to share such milestone payment as Sublicensing Revenue in accord with Section 5.2(e).

1.60         “Superior Therapy” means a therapy in the Field that, based on the data then available, (a) demonstrably appears to offer either superior efficacy or safety or significantly lower cost of therapy, as compared with both (i) those therapies that are marketed (either by Synthetic or others) at such time for the indication and (ii) those therapies that are being actively developed by Synthetic for such indication; (b) demonstrably appears to represent a substantial improvement over such existing therapies; and (c) has intellectual property protection and a regulatory approval pathway that, in each case, would not present a significant barrier to commercial development.

1.61         “Supplemental In-Licensed Third Party IP” has the meaning set forth in Section 3.9(a).

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Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

1.62         “Support Memorandum” has the meaning set forth in Section 11.2.

1.63         “Synthetic Indemnitees” has the meaning set forth in Section 9.1.

1.64         “Synthetic Program Patent” has the meaning set forth in Section 6.2(b).

1.65         “Synthetic Termination IP” means all Patents or other intellectual property that Synthetic or any of its Affiliates Controls as of the Effective Date or during the Term that cover, or is otherwise necessary or useful for, the development, manufacture or commercialization of a Reverted Product or necessary or useful for Intrexon to operate in the Field.

1.66         “Technology Access Fee” for the purposes of this Agreement has the meaning as set forth in Section 5.1.

1.67         “Term” has the meaning set forth in Section 10.1.

1.68         “Territory” means the entire world.

1.69         “Third Party” means any individual or entity other than the Parties or their respective Affiliates.

1.70         “Third Security” means Third Security, LLC.

1.71          “US GAAP” means generally accepted accounting principles in the United States.

1.72         “Work Plan” has the meaning set forth in Section 2.1(b).

ARTICLE 2

Scope of Channel Collaboration; Management

2.1           Scope.

(a)          Generally. The general purpose of the Program described in this Agreement will be to use the Intrexon Channel Technology to research, develop and Commercialize Collaboration Products. As provided below, the JSC shall establish, monitor, and govern projects for Collaboration Products. Either Party may propose potential projects in the Field for review and consideration by the JSC.

(b)          Initial Work Plan. The Parties shall mutually draft and finalize, within forty-five (45) days after the Effective Date, an initial work plan describing the development of a first Collaboration Product, which shall be based on the draft work plan exchanged and discussed by the Parties prior to the Effective Date (“Work Plan”). The Work Plan shall serve as a basis for the operation of the Program following the Effective Date, but may be amended and revised by the JSC and the Parties as set forth in this Article 2.

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Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

2.2           Governance and Committees.

(a)          Generally. The Parties desire to establish several committees (collectively, “Committees”) to oversee the Program and to facilitate communications between the Parties with respect thereto. Each of such Committees shall have the responsibilities and authority allocated to it in this Article 2. Each of the Committees shall have the obligation to exercise its authority consistent with the respective purpose for such Committee as stated herein and any such decisions shall be made in good faith.

(b)          Formation and Purpose. Promptly following the Effective Date, the Parties shall confer and then create the JSC and the IPC, and, optionally, create one or more of the other Committees listed in the chart below. Each Committee shall have the purpose indicated in the chart. To the extent that after conferring both Parties agree to not create a Committee (other than the JSC and the IPC), the creation of such Committee shall be deferred until one Party informs the other Party of its then desire to create the so-deferred Committee, at which point the Parties will thereafter promptly create the so-deferred Committee.

Committee	Purpose

Joint Steering Committee (“JSC”)

Establish projects for the Program and establish the priorities, as well as approve budgets for such projects. Approve all subcommittee projects and plans. The JSC shall establish budgets not less than on a quarterly basis.

Chemistry, Manufacturing and Controls Committee (“CMCC”)	Establish project plans and review and approve activities and budgets for chemistry, manufacturing, and controls under the Program.

Clinical/Regulatory Committee (“CRC”)	Review and approve all research and development plans and projects, including clinical projects, associated with any necessary regulatory approvals, all associated publications, and all regulatory filings and correspondence relating to gaining regulatory approval under the Program; and review and approve itemized budgets with respect to the foregoing.

Commercialization Committee (“CC”)	Establish project plans and review and approve activities and budgets for Commercialization activities under the Program.

Intellectual Property Committee (“IPC”)	Evaluate intellectual property issues in connection with the Program; review and approve itemized budgets with respect to the foregoing.

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Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

2.3           General Committee Membership and Procedure.

(a)          Membership. For each Committee, each Party shall designate an equal number of representatives (not to exceed three (3) for each Party) with appropriate expertise to serve as members of such Committee. For the Committees each representative must either be an employee of such designating Party or an Affiliate of such Party, or be a person who is not an employee but where (i) such non-employee is authorized by such designating Party to act as its representative, (ii) such non-employee representative is bound by written agreement with terms that are consistent with the applicable terms of this Agreement for the treatment and ownership of Confidential Information and Inventions of the Parties, and (iii) the other Party consents to the designation of such non-employee representative, which consent shall not be unreasonably withheld. Each Party is responsible for any breaches of this Agreement by such non-employee representative. Each representative as qualified above may serve on more than one (1) Committee as appropriate in view of the individual’s expertise. Each Party may replace its Committee representatives at any time upon written notice to the other Party. Each Committee shall have a chairperson; the chairperson of each committee shall serve for a two-year term and the right to designate which representative to the Committee will act as chairperson shall alternate between the Parties, with Synthetic selecting the chairperson first for the JSC, CRC and CC, and Intrexon selecting the chairperson first for the CMCC and IPC. The chairperson of each Committee shall be responsible for calling meetings, preparing and circulating an agenda in advance of each meeting of such Committee, and preparing and issuing minutes of each meeting within fifteen (15) days thereafter.

(b)          Meetings. Each Committee shall hold meetings at such times as it elects to do so, but in no event shall such meetings be held less frequently than once every six (6) months, with the caveat that both Parties may agree to suspend activities of a given Committee other than the JSC until such time as one Party informs the other Party of its then desire to reactivate the so-suspended Committee, at which point the Parties will thereafter schedule and hold the next meeting for the reactivated Committee within one (1) month. Meetings of any Committee may be held in person or by means of telecommunication (telephone, video, or web conferences). To the extent that a Committee holds any meetings in person, the Parties will alternate in designating the location for such in-person meetings, with Synthetic selecting the first meeting location for each Committee. A reasonable number of additional representatives of a Party may attend meetings of a Committee in a non-voting capacity. Each Party shall be responsible for all of its own expenses of participating in any Committee excepting that an Intrexon employee or agent serving on a Committee shall not prevent Intrexon from recouping the Fully Loaded Costs otherwise derived from the labor of that employee or agent in the course of providing manufacturing or support services as set forth in Sections 4.6 and 4.7 below.

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Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

(c)          Meeting Agendas. Each Party will disclose to the other proposed agenda items along with appropriate information at least three (3) business days in advance of each meeting of the applicable Committee; provided, that a Party may provide its agenda items to the other Party within a lesser period of time in advance of the meeting, or may propose that there not be a specific agenda for a particular meeting, so long as such other Party consents to such later addition of such agenda items or the absence of a specific agenda for such Committee meeting.

(d)          Limitations of Committee Powers. Each Committee shall have only such powers as are specifically delegated to it hereunder or from time to time as agreed to in writing by the mutual consent of the Parties and shall not be a substitute for the rights of the Parties. Without limiting the generality of the foregoing, no Committee shall have any power to amend this Agreement. Any amendment to the terms and conditions of this Agreement shall be implemented pursuant to Section 12.7 below. Additionally, no member of any Committee shall be able to vote in such Committee and thereby bind its respective Party on any material matter accept as otherwise properly authorized, approved, or delegated by such Party in accord with Section 2.5.

2.4           Committee Decision-Making. If a Committee is unable to reach unanimous consent on a particular matter within thirty (30) days of its initial consideration of such matter, then either Party may provide written notice of such dispute to the Executive Officer of the other Party. The Executive Officers of each of the Parties will meet at least once in person or by means of telecommunication (telephone, video, or web conferences) to discuss the dispute and use their good faith efforts to resolve the dispute within thirty (30) days after submission of such dispute to the Executive Officers. If any such dispute is not resolved by the Executive Officers within thirty (30) days after submission of such dispute to such Executive Officers, then the Executive Officer of the Party specified in the applicable subsection below shall have the authority to finally resolve such dispute acting in good faith (but, in any event, not contrary to any provision in the Agreement).

(a)          Casting Vote at JSC. If a dispute at the JSC is not resolved pursuant to Section 2.4 above, then the Executive Officer of Synthetic shall have the authority to finally resolve such dispute.

(b)          Casting Vote at CMCC. If a dispute at the CMCC is not resolved pursuant to Section 2.4 above, then (i) in the case of any disputes relating to the Intrexon Materials or controls regarding the dissemination of Intrexon IP or Intrexon Materials, the Executive Officer of Intrexon shall have the authority to finally resolve such dispute; and (ii) in the case of any other disputes, including the manufacture of a Collaboration Product active pharmaceutical ingredient, the Executive Officer of Synthetic shall have the authority to finally resolve such dispute.

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Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

(c)          Casting Vote at CRC. If a dispute at the CRC is not resolved pursuant to Section 2.4 above, then the Executive Officer of Synthetic shall have the authority to finally resolve such dispute.

(d)          Casting Vote at CC. If a dispute at the CC is not resolved pursuant to Section 2.4 above, then the Executive Officer of Synthetic shall have the authority to finally resolve such dispute.

(e)          Casting Vote at IPC. If a dispute at the IPC is not resolved pursuant to Section 2.4 above, then the Executive Officer of Intrexon shall have the authority to finally resolve such dispute, provided that such authority shall be shared by the Parties with respect to Product-Specific Program Patents (i.e., neither Party shall have the casting vote on such matters, and any such disputes shall be resolved pursuant to Article 11).

(f)          Other Committees. If any additional Committee or subcommittee other than those set forth in Section 2.2(b) is formed, then the Parties shall, at the time of such formation, agree on which Party shall have the authority to finally resolve a dispute that is not resolved pursuant to Section 2.4 above.

(g)          Restrictions. Neither Party shall exercise its right to finally resolve a dispute at a Committee in accordance with this Section 2.4 in a manner that (i) excuses such Party from any of its obligations specifically enumerated under this Agreement; (ii) expands the obligations of the other Party under this Agreement; (iii) negates any consent rights or other rights specifically allocated to the other Party under this Agreement; (iv) purports to resolve any dispute involving the breach or alleged breach of this Agreement; (v) resolves a matter if the provisions of this Agreement specify that mutual agreement is required for such matter; or (vi) would require the other Party to perform any act that is inconsistent with applicable law.

2.5           Authorization of Committee Representatives. Each representative serving on a Committee shall be responsible for ensuring that he or she acts only as duly authorized by his or her respective Party and obtains any advance approvals, delegations, or other authorizations from his or her respective Party in advance of making any Committee votes. Any Committee representative shall only be able to bind his or her respective appointing Party via any Committee vote or other material Committee activity to the extent such vote or other activity has been previously approved by the Party, is within the authority duly delegated to the representative by the respective Party, or is otherwise authorized by its respective Party as may be required by that Party’s corporate charter or bylaws, or by its board of directors. Any action or vote taken without valid authority shall be considered null and void and shall be without effect unless subsequently approved by a vote in accord with this Section 2.5.

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Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

ARTICLE 3

License Grants

3.1           Licenses to Synthetic. Subject to the terms and conditions of this Agreement, Intrexon hereby grants to Synthetic a license to the use of Intrexon Channel Technology and Intrexon Materials in conjunction with Intrexon for the Program and license under the Intrexon IP to research, develop, use, import, export, make, have made, sell, and offer for sale Collaboration Products in the Field in the Territory. Such license shall be exclusive (even as to Intrexon) with respect to any clinical development, selling, offering for sale or other Commercialization of Collaboration Products in the Field, and shall be otherwise non-exclusive.

3.2           Sublicensing. Except as provided in this Section 3.2, Synthetic shall not sublicense the rights granted under Section 3.1 to any Third Party, or transfer the Intrexon Materials to any Third Party, or otherwise grant any Third Party the right to research, develop, use, or Commercialize Collaboration Products, in each case except with Intrexon’s written consent, which written consent may be withheld in Intrexon’s sole discretion. Notwithstanding the foregoing, Synthetic (and its Product Sublicensees only to the extent explicitly set forth in Section 3.2(a) below) shall have a limited right to sublicense under the circumstances described in Sections 3.2(a) through 3.2(c). Any breach of any such obligations by any Affiliate, Product Sublicensee or subcontractor under Section 3.2 shall be deemed a breach by Synthetic of its obligations under this Agreement, and Synthetic shall be responsible and liable for any breach of any such obligations by any of its Affiliates, Product Sublicensees, or subcontractors.

(a)          Synthetic may transfer, to the extent reasonably necessary, Intrexon Materials that are or express active pharmaceutical ingredients for Collaboration Products to a Third Party contractor performing contract manufacturing, fill, and/or finish responsibilities or manufacturing-related activities on behalf of Synthetic for Collaboration Products, and may in connection therewith grant limited sublicenses necessary to enable such Third Party to perform such activities. If Synthetic transfers any Intrexon Materials under this Section 3.2(a), Synthetic will remain obligated to ensure that the rights of Intrexon in and to the Intrexon Materials and Intrexon IP and under the provisions of Articles 6 and 7 of this Agreement are not violated by any such Third Party contractor. A Product Sublicensee of Synthetic may transfer, to the extent reasonably necessary and upon the consent of Intrexon, which consent shall not be unreasonably withheld, conditioned or delayed, Intrexon Materials that are or express ingredients for the Collaboration Product sublicensed by the Product Sublicensee to a Third Party contractor performing on behalf of that Product Sublicensee contract manufacturing responsibilities for Collaboration Products, and may in connection therewith grant limited sublicenses to the extent necessary to enable such Third Party to perform such activities. Synthetic will require and ensure that if any Product Sublicensee transfers any Intrexon Materials under this Section 3.2(a), that such Product Sublicensee will take commercially reasonable steps, including contractually obligating any such Third Party contractors, to ensure that the rights of Intrexon in and to the Intrexon Materials and Intrexon IP and under the provisions of Articles 6 and 7 of this Agreement are not violated by any Third Party contractors of such Product Sublicensees.

(b)          Synthetic may, with Intrexon’s written consent, which consent cannot be unreasonably withheld, sublicense the rights granted under Section 3.1 to an Affiliate, or transfer the Intrexon Materials to an Affiliate, or grant an Affiliate the right to research, develop, use, or Commercialize Collaboration Products. In the event that Intrexon consents to any such grant or transfer to an Affiliate, Synthetic shall remain responsible for, and be guarantor of, the performance by any such Affiliate and shall cause such Affiliate to comply with the provisions of this Agreement in connection with such performance (as though such Affiliate were Synthetic), including any payment obligations owed to Intrexon hereunder.

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Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

(c)          Synthetic may grant a sublicense of the rights granted under Section 3.1 (and not including a right to sublicense under this Section 3.2(c)) without Intrexon’s written consent to a Third Party licensee of any Collaboration Product that would qualify as a Retained Product under any of the criteria set forth in Section 10.4(a) (such Third Party, a “Product Sublicensee”), to the extent necessary to permit such Third Party to obtain regulatory approval for, research, develop, use, import, export, make, have made, sell, offer for sale, and otherwise Commercialize and exploit that Collaboration Product (such sublicense, a “Product Sublicense”), provided, that (i) such Product Sublicense is expressly limited to the appropriate Collaboration Product, (ii) such Product Sublicense does not grant the Product Sublicensee any rights to Intrexon IP other than as incorporated into the Collaboration Product at the time of the Product Sublicense or purport to provide such Product Sublicensee with research and development access to the Intrexon Channel Technology, (iii) such Product Sublicense does not purport to relieve Synthetic of any of its obligations under this Agreement, (iv) the Product Sublicensee agrees in writing, to which Intrexon is an express third party beneficiary, to abide by provisions consistent with the following provisions of this Agreement: Sections 3.1, 3.3, 3.4, 3.6, 3.8, 3.10, and 3.11 and Articles 6, 7, and 10, (v) the Product Sublicense is summarized to the JSC by Synthetic before execution by Synthetic and the prospective Product Sublicensee and as soon as is reasonably practical for the purpose of allowing the JSC to review and comment upon the terms and scope of the Product Sublicense agreement before execution and (vi) the Product Sublicense does not include any “bundling”. For the purposes of this Section 3.2(c), “bundling” is a situation in which all three of the following exist: (A) the offering by Synthetic or its Affiliates to a Third Party, or by a Third Party to Synthetic or its Affiliates, of any rights, goods or services with respect to a Collaboration Product (including sale of Collaboration Product itself); (B) the offering by Synthetic or its Affiliates to a Third Party, or by a Third Party to Synthetic or its Affiliates, of any other rights, goods or services (including any rights, goods or services relating to other products Synthetic or any of its Affiliates Controls, sells or otherwise disposes of); and (C) the consideration for the rights, goods or services in such offering is less than would have been customarily accepted by Synthetic, or more than would have been customarily provided by Synthetic, if such rights, goods or services were offered individually (i.e., separate from the bundle).

3.3           Limitation on Sublicensees. None of the enforcement rights under the Intrexon Patents that are granted to Synthetic pursuant to Section 6.3 shall be transferred to, or exercised by, a sublicensee except with Intrexon’s prior written consent, which may be withheld in Intrexon’s sole discretion.

3.4           No Non-Permitted Use. Synthetic hereby covenants that it shall not, nor shall it permit any Affiliate or, if applicable, (sub)licensee, to use or practice, directly or indirectly, any Intrexon IP, Intrexon Channel Technology, or Intrexon Materials for any purposes other than those expressly permitted by this Agreement.

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Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

3.5           Exclusivity. Intrexon and Synthetic mutually agree that, under the channel collaboration established by this Agreement, it is intended that the Parties will be exclusive to each other in the Field. To this end, neither Intrexon nor its Affiliates shall make the Intrexon Channel Technology or Intrexon Materials available to any Third Party for the purpose of developing or Commercializing products in the Field (except as set forth in Section 3.2), and neither Intrexon nor any Affiliate shall pursue (either by itself or with a Third Party or Affiliate) the development or Commercialization of any product for purpose of sale in the Field, outside of the Program. Notwithstanding the foregoing, Intrexon and its Affiliates shall not be prohibited by this Agreement from selling, distributing, or otherwise using itself or allowing others to use animal models (including genetically modified pigs) it may Control. Further, other than Synthetic’s activities within the Program, neither Synthetic nor its Affiliates shall pursue (either by itself or with a Third Party or Affiliate) the research, development or Commercialization of any product for purpose of sale in the Field.

3.6           Off Label Use. For purposes of clarity, (a) following the Commercial Sale of a Collaboration Product, the use by direct or indirect purchasers or other users of Collaboration Products outside the Field (i.e. “off label use”) shall not constitute a breach by Synthetic of the terms of Article 3, provided that neither Synthetic nor its Affiliate (nor any Third Party under contract with either of them) marketed or promoted Collaboration Products for such off-label use; and (b) following the Commercial Sale of a product by Intrexon, an Intrexon Affiliate, or a Third Party sublicensee, collaborator, or partner of Intrexon, the use by direct or indirect purchasers or other users of such products in the Field (i.e. “off label use”) shall not constitute a breach by Intrexon of the terms of Article 3, provided that neither Intrexon nor its Affiliate (nor any Third Party under contract with either of them) marketed or promoted such products for such off-label use.

3.7           No Prohibition on Intrexon. Except as explicitly set forth in Sections 3.1 and 3.5, nothing in this Agreement shall prevent Intrexon from practicing or using the Intrexon Materials, Intrexon Channel Technology, and Intrexon IP for any purpose, and to grant to Third Parties the right to do the same. Without limiting the generality of the foregoing, Synthetic acknowledges that Intrexon has all rights, in Intrexon’s sole discretion, to make the Intrexon Materials, Intrexon Channel Technology (including any biologic or genetic materials used in a Collaboration Product), and Intrexon IP available to Third Party channel partners or collaborators for use in fields outside of the Field.

3.8           Rights to Clinical and Regulatory Data. Synthetic shall own and control all clinical/regulatory data and regulatory filings relating to Commercialization of Collaboration Products during the Term. Synthetic shall provide (or shall cause an applicable Product Sublicensee to provide) at Intrexon’s request full copies of all clinical and non-clinical data and reports, regulatory filings, and communications from regulatory authorities that relate specifically and solely to Collaboration Products. To the extent that there exist any clinical and non-clinical data and reports, regulatory filings, and communications from regulatory authorities owned by Synthetic (or a Product Sublicensee) that relate both to Collaboration Products and other products produced by Synthetic outside the Field, Synthetic shall provide (or shall cause an applicable Product Sublicensee to provide) to Intrexon upon Intrexon’s request copies of the portions of such data, reports, filings, and communications that relate to Collaboration Products. Subject to its ongoing obligations of exclusivity under Section 3.5 and regarding off label use under Section 3.6, Intrexon shall be permitted, directly or in conjunction with or through partners or other channel collaborators, to reference this data, reports, filings, and communications relating to Collaboration Products in regulatory filings made to obtain regulatory approval for products indicated for use in fields outside the Field. Intrexon shall have the right to use any such information in developing and Commercializing products outside the Field and to license any Third Parties to do so. Notwithstanding the provisions of this Section 3.8, Intrexon shall not, outside of the Program, utilize knowingly any Synthetic clinical and non-clinical data or reports in support of obtaining regulatory approval for a product for use in the Field.

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Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

3.9           Third Party Licenses.

(a)          [*****] shall obtain, at its sole expense, any licenses from Third Parties that are required in order to practice the Intrexon Channel Technology in the Field where the licensed intellectual property is reasonably necessary for [*****] to identify and characterize human antibodies (but specifically excluding intellectual property directed to any effectors, processes or methods for treating humans with for purposes of therapy of phenylketonuria) (“Supplemental In-Licensed Third Party IP”). Other than with respect to Supplemental In-Licensed Third Party IP, [*****] shall be solely responsible for obtaining, at its sole expense, any licenses from Third Parties that [*****] determines, in its sole discretion, are required in order to lawfully make, use, sell, offer for sale, or import Collaboration Products (“Complementary In-Licensed Third Party IP”). Supplemental In-Licensed Third Party IP and Complementary In-Licensed Third Party IP are collectively referred to as “In-Licensed Program IP”.

(b)          In the event that either Party desires to license from a Third Party any Supplemental In-Licensed Third Party IP or Complementary In-Licensed Third Party IP, such Party shall so notify the other Party, and the IPC shall discuss such In-Licensed Program IP and its applicability to the Collaboration Products and to the Field. As provided above in Section 3.9(a), [*****] shall have the sole right and responsibility to pursue a license under Supplemental In-Licensed Third Party IP, and [*****] hereby covenants that it shall not itself directly license such Supplemental In-Licensed Third Party IP at any time, provided that [*****] may (but shall not be obligated to) obtain such a license directly if the Third Party owner or licensee of such Supplemental In-Licensed Third Party IP brings an infringement action against [*****] or its Affiliates and, after written notice to [*****] of such action, [*****] fails to obtain a license to such Supplemental In-Licensed Third Party IP using Diligent Efforts within ninety (90) days after such notice. Following the IPC’s discussion of any Complementary In-Licensed Third Party IP, subject to Section 3.9(c), [*****]shall have the right to pursue a license under Complementary In-Licensed Third Party IP, at [*****] sole expense. For the avoidance of doubt, [*****] may at any time obtain a license under Complementary In-Licensed Third Party IP outside the Field, at [*****] sole expense, provided that if [*****] decides to seek to obtain such a license, it shall use reasonable efforts to coordinate its licensing activities in this regard with [*****].

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Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

(c)          [*****] shall provide the proposed terms of any license under Complementary In-Licensed Third Party IP and the final version of the definitive license agreement for any Complementary In-Licensed Third Party IP to the IPC for review and discussion prior to signing, and shall consider [*****] comments thereto in good faith. To the extent that [*****] obtains a license under In-Licensed Third Party IP, [*****] shall provide the final version of the definitive license agreement for such In-Licensed Third Party IP to the IPC. If [*****] acquires rights under any In-Licensed Program IP outside the Field, it will do so on a non-exclusive basis unless it obtains the prior written consent of [*****] for such license outside the Field to be exclusive. For purposes of clarity, the foregoing requirement shall not restrict Synthetic’s ability with respect to licensing intellectual property owned by a Third Party that is not required in order for Synthetic to lawfully make, use, sell, offer for sale, or import Collaboration Products. Any Party that is pursuing a license to any In-Licensed Program IP with respect to the Field under this Section 3.9 shall keep the other Party reasonably informed of the status of any negotiations relating thereto. For purposes of clarity, (i) any costs incurred by [*****] in obtaining and maintaining licenses to Supplemental In-Licensed Third Party IP shall be borne solely by [*****], and (ii) any costs incurred by [*****] in obtaining and maintaining licenses to Complementary In-Licensed Third Party IP (and, to the limited extent provided in subsection (b), Supplemental In-Licensed Third Party IP) shall be borne solely by [*****].

(d)          For any Third Party license under which Synthetic or its Affiliates obtain a license under Patents claiming inventions or know-how specific to or used or incorporated into the development, manufacture, and/or Commercialization of Collaboration Products, Synthetic shall use commercially reasonable efforts to ensure that Synthetic will have the ability, pursuant to Section 10.4(h), to assign such agreement to Intrexon or grant a sublicense to Intrexon thereunder (having the scope set forth in Section 10.4(h)).

(e)          The licenses granted to Synthetic under Section 3.1 may include sublicenses under Intrexon IP that has been licensed to Intrexon by one or more Third Parties. Any such sublicenses are subject to the terms and conditions set forth in the applicable upstream license agreement, subject to the cost allocation set forth in Section 3.9(c), provided that Intrexon shall either provide unredacted copies of such upstream license agreements to Synthetic or shall disclose in writing to Synthetic all of such terms and conditions that are applicable to Synthetic. Synthetic shall not be responsible for complying with any provisions of such upstream license agreements unless, and to the extent that, such provisions have been disclosed to Synthetic as provided in the preceding sentence.

(f)          If either Party receives notice from a Third Party concerning activities of a Party taken in conjunction with performance of obligations under this Agreement, which notice alleges infringement by a Party of, or offers license under, Patents or other intellectual property rights owned or controlled by that Third Party, the receiving Party shall inform the other Party thereof within five (5) business days.

3.10         Licenses to Intrexon. Subject to the terms and conditions of this Agreement, Synthetic hereby grants to Intrexon a non-exclusive, worldwide, fully-paid, royalty-free license, under any applicable Patents or other intellectual property Controlled by Synthetic or its Affiliates, solely to the extent necessary for Intrexon to conduct those responsibilities assigned to it under this Agreement, which license shall be sublicensable solely to Intrexon’s Affiliates or to any Intrexon subcontractors as permitted in accord with Section 4.6 or as otherwise permitted to be used by Intrexon in conjunction with support services under Section 4.7 (subject to JSC research plan approval). Intrexon shall ensure that each of its Affiliates and subcontractors complies with all obligations imposed on Intrexon under this Agreement.

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Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

3.11         Restrictions Relating to Intrexon Materials. Synthetic and its permitted sublicensees shall use the Intrexon Materials solely for purposes of the Program and not for any other purpose without the prior written consent of Intrexon. With respect to the Intrexon Materials comprising Intrexon’s vector assembly technology, Synthetic shall not, and shall ensure that Synthetic personnel and permitted sublicensees do not, except as otherwise permitted in this Agreement (a) distribute, sell, lend or otherwise transfer such Intrexon Materials to any Third Party; (b) co-mingle such Intrexon Materials with any other proprietary biological or chemical materials without Intrexon’s written consent; or (c) analyze such Intrexon Materials or in any way attempt to reverse engineer or sequence such Intrexon Materials.

ARTICLE 4

Other Rights and Obligations

4.1           Development and Commercialization. Subject to Sections 4.6 and 4.7, Synthetic shall be solely responsible for the performance of the Program and the development and Commercialization of Collaboration Products in the Field. Synthetic shall be responsible for all costs incurred in connection with the Program except that Intrexon shall be responsible for the following: (a) costs of basic research with respect to the Intrexon Channel Technology and Intrexon Materials (i.e., platform improvements) but, for clarity, excluding research described in Section 4.7 or research requested by the JSC for the development of a Collaboration Product (which research costs shall be reimbursed by Synthetic); (b) payments under Section 3.9(c)(i) in respect of Supplemental In-Licensed Third Party IP; and (c) costs of filing, prosecution and maintenance of Intrexon Patents. The costs encompassed within subsection (a) of the previous sentence shall include, if applicable, the scale-up of Intrexon Materials and related active pharmaceutical ingredients for clinical trials and Commercialization of Collaboration Products undertaken pursuant to Section 4.6, which shall be at Intrexon’s cost whether it elects to conduct such efforts internally or through Third Party contractors retained by either Intrexon or Synthetic (with Intrexon’s consent).

4.2           Transfer of Technology and Information. The JSC shall develop a plan and protocol for each project and timing for the transfer of relevant data and materials between the Parties.

4.3           Information and Reporting. Synthetic will keep Intrexon informed about Synthetic’s efforts to develop and Commercialize Collaboration Products, including reasonable and accurate summaries of Synthetic’s (and its Affiliates’ and, if applicable, (sub)licensees’) global development plans (as updated) for Collaboration Products, including preclinical, clinical and regulatory plans, global marketing plans (as updated), progress towards meeting the goals and milestones in such plans and explanations of any material deviations, and significant developments in the development and/or Commercialization of the Collaboration Products, including initiation or completion of a clinical trial, submission of a United States or international regulatory filing, receipt of a response to such United States or international regulatory filing, clinical safety event, receipt of regulatory approval, or commercial launch. As set forth in Section 3.8 above, Synthetic shall also provide to Intrexon copies of all final preclinical protocols and reports, final clinical protocols and reports, and regulatory correspondence and filings generated by Synthetic as soon as practical after they become available. Intrexon will keep Synthetic informed about Intrexon’s efforts (a) to establish manufacturing capabilities and facilities for Collaboration Products (and Intrexon Materials relevant thereto) and otherwise perform its manufacturing responsibilities under Section 4.6 and (b) to undertake discovery-stage research for the Program with respect to the Intrexon Channel Technology and Intrexon Materials. Unless otherwise provided herein, such disclosures by Synthetic and Intrexon will be coordinated by the JSC and made in connection with JSC meetings at least once every six (6) months while Collaboration Products are being developed or Commercialized anywhere in the world, and shall be reflected in the minutes of such meetings.

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Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

4.4           Regulatory Matters. At all times after the Effective Date, Synthetic shall own and maintain, at its own cost, all regulatory filings and regulatory approvals for Collaboration Products that Synthetic is developing or Commercializing pursuant to this Agreement. As such, Synthetic shall be responsible for reporting all adverse events related to such Collaboration Products to the appropriate regulatory authorities in the relevant countries, in accordance with the applicable laws and regulations of such countries. To the extent that Intrexon will itself develop, or in collaboration with other third parties develop, Intrexon Materials outside of the Field, Intrexon may request that Synthetic and Intrexon establish and execute a separate safety data exchange agreement, which agreement will address and govern the timely exchange of safety information generated by Synthetic, Intrexon, and relevant third parties with respect to specific Intrexon Materials. The decision to list or not list Patents in any regulatory filing for a Collaboration Product (for example, as required by 21 C.F.R. § 314.53(b)), add or delete a Patent from a regulatory filing, or to otherwise identify a Patent to a third party in compliance with laws or regulations relating to regulatory approvals (for example, in compliance with 42 U.S.C. § 262(a)(1)(A)(k) et seq.) shall be determined by Intrexon, after consultation with Synthetic, except with respect to Product Specific Program Patents, which will be mutually determined by the Parties.

4.5           Diligence.

(a)          Synthetic shall use, and shall require its sublicensees to use, Diligent Efforts to develop and commercialize Collaboration Products.

(b)          Without limiting the generality of the foregoing, Intrexon may, from time to time, notify Synthetic via the JSC that it believes it has identified a Superior Therapy, and in such case Intrexon shall provide to Synthetic its then-available information about such therapy and reasonable written support for its conclusion that the therapy constitutes a Superior Therapy. Promptly thereafter, Synthhetic and Intrexon shall discuss and come to a mutual agreement regarding one or more tests that will be conducted to try to validate Intrexon’s conclusion that the product constitutes a Superior Therapy. If the parties mutually agree that Intrexon’s conclusion is validated by such test(s), then Synthetic shall have the following obligations with respect to such proposed Superior Therapy: (i) within ninety (90) days after such notification, Synthetic shall prepare and deliver to the JSC for review and approval a development plan detailing how Synthetic will pursue the Superior Therapy (including a proposed budget); (ii) Synthetic shall revise the development plan as directed by the JSC; and (iii) following approval of the development plan by the JSC, Synthetic shall use Diligent Efforts to pursue the development of the Superior Therapy under the Program in accordance with such development plan. If Synthetic fails to comply with the foregoing obligations, or if Synthetic unreasonably exercises its casting vote at the JSC to either (x) prevent the approval of a development plan for a Superior Therapy; (y) delay such approval more than ninety (90) days after delivery of the development plan to the JSC; or (z) approve a development plan that is insufficient in view of the nature and magnitude of the opportunity presented by the Superior Therapy, then Intrexon shall have the termination right set forth in Section 10.2(c) (subject to the limitation set forth therein). For clarity, any dispute arising under this 4.5, including any dispute as to whether a proposed project constitutes a Superior Therapy (as with any other dispute under this Agreement) shall be subject to dispute resolution in accordance with Article 11.

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(c)          The activities of Synthetic’s Affiliates and any permitted sublicensees shall be attributed to Synthetic for the purposes of evaluating Synthetic’s fulfillment of the obligations set forth in this Section 4.5.

4.6           Manufacturing.

(a)          As part of the Therapeutic Program, Intrexon shall be tasked with the development of one or more cell lines and may be asked by the JSC or CMCC to research and develop processes, and may thereafter validate such processes, for manufacturing one or more Collaboration Products hereunder. In connection with such research and development, a Third Party selected by Synthetic and approved by the JSC, which approval cannot be unreasonably withheld, may manufacture and supply pre-clinical quantities of each Collaboration Product. Intrexon shall provide, subject to reasonable controls concerning protecting all provided Intrexon Materials, to Synthetic or the selected Third Party such quantities of cells or other Intrexon Materials reasonable necessary for the pre-commercial development activities hereunder, at Synthetic expense, said expense approved in advance by written confirmation of the JSC.

(b)          Intrexon shall have the option to present a proposal for consideration to the JSC to be the manufacturer of the Collaboration Product, or component thereof, either in bulk form or as finished product, for Synthetic for clinical and/or commercialization use. Synthetic will determine whether Intrexon, or Synthetic’s or Intrexon’s proposed Third Party, is a manufacturer of a Collaboration Product. Synthetic shall make their determination as to the manufacturer of each Collaboration Product based on the commercially reasonable consideration of their standards and criteria, as applied in a manner consistent with that applied to the manufacture of other Collaboration Products and in good faith. Upon Intrexon’s request, Synthetic shall provide Intrexon with a reasonable explanation and summary of the criteria that Synthetic used in deciding upon the manufacturer(s). In the event Intrexon is chosen by Synthetic to manufacture Collaboration Product under this Agreement, such supply shall be carried out under the terms negotiated by the Parties in good faith and set forth in separate supply and quality agreements.

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(c)          In the event that Intrexon is not selected as the manufacturer for clinical and/or commercial quantities of a Collaboration Product, Synthetic will assume all responsibility and related expense for manufacturing and supply of clinical and/or commercial quantities of such Collaboration Product in accordance with a validation process. Intrexon shall work with Synthetic to coordinate the transfer to Synthetic, or Synthetic-designated contract manufacturer(s), any process developed to date, along with any additional Confidential Information or materials Controlled by Intrexon that is necessary for the manufacturing of such bulk drug substance and/or finished product for the sole purpose of manufacturing such bulk drug substance and/or finished product on behalf of Synthetic for use in connection with Synthetic’s exercise of its rights in the Field. The reasonable costs and expenses incurred by Intrexon in carrying out such transfer shall be borne by Synthetic and shall be negotiated in good faith by the Parties at the time Synthetic exercises its rights under this Agreement. Synthetic, in consultation with Intrexon, will oversee process validation of such Collaboration Products at the Synthetic selected manufacturing site(s). The process, along with any additional manufacturing Information transferred hereunder to Synthetic or its contract manufacturer shall be deemed Confidential Information of Intrexon, and shall not be further transferred to any Third Party, including any sublicensee (including a Product Sublicensee), or Synthetic Affiliate without the prior written consent of Intrexon. Any such changes to the process provided by Intrexon to Synthetic are owned by Intrexon, with Synthetic having a non-exclusive license right (such non-exclusive right hereby granted to Synthetic by Intrexon) for purposes of exercising rights in the Field, pursuant to this Section 4.6.

4.7           Support Services. The JSC will meet promptly following the Effective Date and prepare and approve the initial Work Plan which shall describe various research tasks by which Intrexon (by itself, through its Affiliates (including Intrexon Actobiotics), and/or through designated Third Party JSC-approved service providers) will provide support services to Synthetic for the research and development of Collaboration Products under the Program, which initial Work Plan may be updated and/or amended from time to time by the JSC. The Work Plan shall set forth activities to be undertaken by Intrexon in support of development of Collaboration Products, deliverables, timelines, and estimated costs (including a projected budget). Additionally, from time to time, on an ongoing basis, Synthetic shall request, or Intrexon may propose, that Intrexon (by itself, through its Affiliates (including Intrexon Actobiotics), and/or through designated Third Party JSC-approved service providers) perform certain additional support services with respect to researching and developing new Collaboration Products or improving the manufacturing or processing methods for any existing Collaboration Products. To the extent that the Parties mutually agree that Intrexon (or its Affiliates) should perform such additional services, the Parties shall negotiate in good faith the terms under which services would be performed, it being understood that Intrexon and its Affiliates would be compensated for such services by cash payments equal to Intrexon’s Fully Loaded Cost in connection with such services. The JSC from time to time may reasonably determine that specific experiments under the Program require special therapeutic or technical expertise and thus should be conducted by Third Parties having such capabilities. Upon agreement by the Parties, the billing for any such work conducted by Third Party under the previous sentence may be billed directly to Synthetic or passed through to Synthetic.

4.8           Compliance with Law. Each Party shall comply, and shall ensure that its Affiliates, (sub)licensees and Third Party contractors comply, with all applicable laws, regulations, and guidelines applicable to the Program, including without limitation those relating to the transport, storage, and handling of Intrexon Materials and Collaboration Products.

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Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

4.9           Patent Marking. Consistent with the U.S. patent laws, Synthetic shall ensure that Collaboration Products, or their respective packaging or accompanying literature as appropriate, bear applicable and appropriate patent markings for Intrexon Patent numbers. Synthetic shall provide Intrexon with copies of any materials containing such patent markings prior to using or disseminating such materials, in order to obtain Intrexon’s approval thereof. Synthetic’s use of the patent markings shall be subject to prior review and approval of the IPC. From time to time during the Term, Intrexon shall have the right to obtain from Synthetic samples of Collaboration Product sold by Synthetic or its Affiliates or sublicensees, or other items which reflect public uses of the patent markings, for the purpose of inspecting the accuracy of the patent markings. In the event that Intrexon inspects under this Section 4.9, Intrexon shall notify the result of such inspection to Synthetic in writing thereafter.

4.10         Reporting Compliance. During the Term, in the event that Intrexon notifies Synthetic that Intrexon has reasonably concluded, after consultation with its outside advisors, that Intrexon will have to consolidate Synthetic’s financial statements with its own, for so long as Intrexon reasonably believes that such consolidation is necessary, Synthetic shall use its best efforts to comply with the following additional obligations:

(a)          Synthetic shall maintain at its principal place of business or, upon notice to Intrexon, at such other place as Synthetic shall determine:

(i)          a copy of Synthetic’s certificate of incorporation or organizational document and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any amendment has been executed;

(ii)         a copy of this Agreement;

(iii)        a copy of Synthetic’s federal, state, and local income tax returns and reports, if any; and

(iv)        minutes of meetings of Synthetic’s board of directors and shareholders or actions by written consent in lieu thereof, redacted as necessary by Synthetic to exclude any sensitive or confidential information that Intrexon, by operation of law or contractual stipulation, is not permitted to receive.

(b)          Synthetic shall use the accrual method of accounting in preparation of its annual reports and for tax purposes and shall keep its books and records accordingly, consistent with US GAAP.

(c)          Intrexon at its own expense and upon reasonable notice, may examine any information it may reasonably request (including, to the extent Synthetic has the right to provide such, the work papers of Synthetic’s internal and independent auditors) and make copies of and abstracts from the financial and operating records and books of account of Synthetic, and discuss the affairs, finances and accounts of Synthetic with Synthetic and independent auditors of Synthetic, all at such reasonable times and as often as Intrexon or any agents or representatives of Intrexon may reasonably request. The rights granted pursuant to this Section 4.10(c) are expressly subject to compliance by Intrexon with the safety, security and confidentiality procedures and guidelines of Synthetic, as such procedures and guidelines may be established from time to time.

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Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

(d)          As soon as available but no later than ninety (90) days after the end of each fiscal year, Synthetic shall cause to be prepared and Intrexon to be furnished with an audited balance sheet as of the last day of such fiscal year and an audited income statement, a statement of stockholders’ equity and statement of cash flows for Synthetic for such fiscal year and notes associated with each, in each case prepared in accordance with US GAAP, together with a report of Synthetic’s independent auditor that such statements have been prepared in accordance with US GAAP and present fairly, in all material respects, the financial position, results of operations and cash flows of Synthetic.

(e)          As soon as available but no later than forty five (45) days after the end of each calendar quarter, Synthetic shall furnish the following to Intrexon an unaudited balance sheet as of the last day of such period, and an unaudited income statement, a statement of cash flows and a statement of stockholders’ equity for Synthetic for such period, in each case prepared in accordance with US GAAP.

(f)          As requested by Intrexon on no more than a quarterly basis, a certificate, executed by the Executive Officer of Synthetic, certifying the following:

(i)          Synthetic maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls that provide assurance that (1) transactions are executed with management’s authorization; (2) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Synthetic and to maintain accountability for Synthetic’s consolidated assets; (3) access to the assets of Synthetic is permitted only in accordance with management’s authorization; (4) the reporting of assets of Synthetic is compared with existing assets at regular intervals; and (5) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis.

(ii)         Synthetic maintains disclosure controls and procedures to the extent such would be required of a publicly registered company under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder; any such controls and procedures are effective to ensure that all material information concerning Synthetic is made known on a timely basis to those individuals responsible for the preparation of any filings that may be required to be made by Intrexon with the SEC and other public disclosure documents.

(g)          Synthetic shall promptly prepare and furnish to Intrexon any information, whether written or oral, requested by Intrexon that is reasonably necessary for purposes of Intrexon’s ongoing compliance with applicable law.

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Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

4.11         Modification of Deadlines. The parties agree that the delivery deadlines in Section 4.10 will be modified to the extent necessary to ensure that such deliverables are provided by Synthetic no less than thirty (30) days prior (inclusive of any cure period set forth in Section 10.2(a)) to the date necessary for Intrexon to meet any disclosure obligation under rules or regulations to which Intrexon may be or become subject from time to time. Intrexon will provide Synthetic with notice as promptly as practicable regarding any changes in Intrexon’s disclosure obligations that would require a change in delivery deadlines or cure periods under this Section 4.11.

ARTICLE 5

Compensation

5.1           Technology Access Fee. In partial consideration for Synthetic’s appointment as an exclusive channel collaborator in the Field and the other rights granted to Synthetic hereunder, within ten days after receipt of approval from the NYSE MKT for the listing of the equity referred to below (including any extension should the NYSE MKT require shareholder approval of such issuance) but in no event later than ninety (90) days after the Effective Date, Synthetic shall issue to Intrexon certain equity interests in Synthetic, in accordance with the terms and conditions of that certain Stock Issuance Agreement of even date herewith (the “Equity Agreement”), having a Fair Market Value of three million United States dollars ($3M) (the “Technology Access Fee”). Provided that all closing conditions for the Technology Access Fee Shares (as defined in the Equity Agreement) that are within the reasonable control of Intrexon have been satisfied or waived, the issuance of the Technology Access Fee Shares (as set forth in the Equity Agreement) is a condition subsequent to the effectiveness of this Agreement.

5.2           Milestones.

(a)          Clinical Milestone; Payable in Equity or Cash. Upon the attainment of certain Commercialization Milestone Events by a Collaboration Product (whether such attainment is achieved by Synthetic or by a permitted sublicensee), Synthetic has agreed to pay Intrexon milestone payments as set forth in this Section 5.2(a). Following each achievement of the Clinical Milestone Events for each different Collaboration Product for the Program, Synthetic shall pay to Intrexon the amount of two million United States dollars ($2M), such amount being payable, at Synthetic’s election but subject to Sections 5.2(c) through 5.2(e), (i) in cash, (ii) in shares of Synthetic’s common stock (using Fair Market Value to calculate the number of shares to be issued to Intrexon in lieu of cash), or (iii) in combinations thereof. Any cash amounts paid to Intrexon under this Section 5.2(a) shall be due within thirty (30) days after achievement of the respective Clinical Milestone Event, and any issuance of securities to Intrexon in payment (partial or full) of Synthetic’s obligations under this Section 5.2(a) shall be in accord with the terms and conditions of the Equity Agreement.

(b)          Approval Milestones; Payable in Cash Only. Additionally, upon the attainment of certain Commercialization Milestone Events by a Collaboration Product (whether such attainment is achieved by Synthetic or by a permitted sublicensee), Synthetic has agreed to pay Intrexon additional milestone payments as set forth in this Section 5.2(b).

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Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

(i)          Synthetic shall pay Intrexon a milestone payment of [*****]within thirty (30) days of each achievement of the Approval-US Milestone Event for each different Collaboration Product.

(ii)         Synthetic shall pay Intrexon a milestone payment of [*****]within thirty (30) days of each achievement of the Approval-Europe Milestone Event for each different Collaboration Product.

(c)          Clinical Milestone Event After Company Sale or After Reverse Merger. In the event that Synthetic consummates a Company Sale prior to paying to Intrexon any payment due under Sections 5.2(a) and this Agreement is transferred or assigned to the buyer in connection with such Company Sale, then all subsequent payments for Clinical Milestone Events shall thereafter each be payable only in cash to Intrexon. In the event that Synthetic consummates a Reverse Merger, subsequent payments to Intrexon due under Section 5.2(a) shall be payable, at Intrexon’s option (and not Synthetic’s option), in cash only, in Synthetic common stock only, or in combinations thereof to Intrexon.

(d)          Consolidation. The Parties agree that Synthetic’s option to pay any milestone payments that come due for achievement of the Clinical Milestone Event under this Agreement in equity (or partially in equity) shall in no event require Intrexon to accept equity of Synthetic as payment if, upon Intrexon’s reasonable conclusion after consultation with its outside advisors, receipt of such equity payment by Intrexon would cause Intrexon to have to consolidate Synthetic’s financial statements with Intrexon’s financial statements. To this end, upon each achievement of any Clinical Milestone Event that triggers a milestone payment being due by Synthetic to Intrexon under Section 5.2(a) above, Synthetic shall notify Intrexon as soon as possible if Synthetic intends to elect to pay the specific milestone payment in equity, such notification being in writing and delivered to Intrexon in no event less than ten (10) business days from the date of achievement of the respective Clinical Milestone Event. If Synthetic does not so-notify Intrexon within the time frame set forth in the prior sentence, such specific Clinical Milestone payment shall become payable to Intrexon solely in cash. Additionally, upon receiving any notice from Synthetic under the second sentence of this Section 5.2(d) of Synthetic’s intent to pay a particular Commercialization Milestone payment in equity, Intrexon will therefrom have five (5) business days to consult with its outside advisors to conclude whether the expected payment of Synthetic equity to Intrexon is reasonably likely to cause Intrexon to be required to consolidate Synthetic’s financial statements with its own. If Intrexon reasonably concludes, after consultation with its outside advisors, that payment of the respective amount in Synthetic equity would cause consolidation, (i) Intrexon may notify Synthetic of this conclusion within such five (5) business days from Intrexon’s receipt of Synthetic’s notice under this subsection, and (ii) upon Intrexon so-notifying Synthetic, the payment due for achievement of the respective Commercialization Milestone Event shall be payable by Synthetic solely in cash. In the event that Intrexon fails to so-notify Synthetic of its conclusion or otherwise respond to Synthetic within ten (10) days upon receiving notice from Synthetic under the second sentence of this Section 5.2(d), then Synthetic shall be permitted to proceed to such Commercialization Milestone in equity.

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Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

(e)          Product Sublicense Milestones. If (A) a Commercialization Milestone Event occurs that gives rise to a right for Intrexon to receive a payment from Synthetic under Section 5.3(a) or Section 5.3(b), (B) that Commercialization Milestone Event is achieved by a Collaboration Product licensed to a Product Sublicensee under a respective Product Sublicense, and (C) Synthetic is due to receive a milestone payment from the Product Sublicensee for achievement of that same (or substantially similar) Commercialization Milestone Event by the sublicensed Collaboration Product under the respective Product Sublicense, then Intrexon may elect at its own discretion to waive that particular milestone payment from Synthetic for that particular Commercialization Milestone Event and instead designate the amount of the payment due to Synthetic from the Product Sublicensee for acheivement of that same (or substantially similar) Commercializaton Milestone Event as Sublicensing Revenue for which Intrexon will be entitled to receive cash revenue sharing payments under Section 5.2(b). If it so elects under this Section 5.3(e), Intrexon must notify Synthetic in writing of its waiver of the specific milestone under the above Section 5.3(a) or Section 5.3(b) (as applicable) and its concurrent election to share the milestone payment due from the Product Sublicensee as Sublicensing Revenue at least five (5) business days prior to the deadline for Synthetic to make a payment for the waived milestone payment. The actual receipt by Intrexon of its full share of the Product Sublicensee milestone payment as Sublicensing Revenue will be a condition subsequent to making final any waiver of Intrexon’s rights to receive the respective milestone payment otherwise due from Synthetic under Section 5.3(a) or Section 5.3(b) (as applicable). Synthetic will pay Intrexon any amount due under this Section 5.3(e) within the later of (i) thirty (30) days from underlying Commercialization Milestone Event, or (ii) ten (10) days following the date stipulated in the underlying Product Sublicense for Synthetic to receive the milestone payment.

5.3           Equity Agreement Control. All issuances of equity interests to Intrexon, or cash payments to Intrexon in lieu of equity, shall be in accordance with the terms and conditions of the Equity Agreement, which Equity Agreement shall control to the extent they may conflict with Sections 5.1 through 5.2 of this Agreement.

5.4           Revenue Sharing.

(a)          No later than thirty (30) days after each calendar quarter in which there are positive Net Sales arising from the sale of any Collaboration Product in the Field in the Territory, Synthetic shall pay to Intrexon on a Collaboration Product-by-Collaboration Product basis a [*****] royalty on the first one-hundred million dollars ($100M) of annual Net Sales per each Collaboration Product, an [*****] royalty on the annual Net Sales for each such Collaboration Product exceeding one hundred million dollars ($100M) up to and including [*****], a [*****]royalty on the annual Net Sales for each such Collaboration Products exceeding [*****]up to and including[*****], a [*****]royalty on the annual Net Sales for each such Collaboration Products exceeding [*****] up to and including seven hundred fifty million dollars ($750M), and a [*****] royalty on annual Net Sales for each such Collaboration Product exceeding seven hundred fifty million dollars ($750M). Commencing with the Effective Date, in the event that are negative Net Sales for a particular Collaboration Product in any calendar quarter, neither Synthetic nor Intrexon shall owe any payments hereunder with respect to such Collaboration Product. Any negative Net Sales that results from Excess Product Liability Costs may be carried forward to future quarters and offset against positive Net Sales in such future quarters for the same Collaboration Product. Except as set forth in the preceding sentence, Synthetic shall not be permitted to carry forward any negative Net Sales to subsequent quarters.

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Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

(b)          No later than thirty (30) days after each calendar quarter in which Synthetic or any Synthetic Affiliate receives Sublicensing Revenue, Synthetic shall pay to Intrexon fifty percent (50%) of such Sublicensing Revenue.

5.5           Method of Payment. Except for payments payable as and made in the form of equity interests, payments due to Intrexon under this Agreement shall be paid in United States dollars by wire transfer to a bank in the United States designated in writing by Intrexon. All references to “dollars” or “$” herein shall refer to United States dollars.

5.6           Payment Reports and Records Retention. Within thirty (30) days after the end of each calendar quarter during which Net Sales have been generated, during which Sublicensing Revenue has been received, during which a negative Net Sales has occurred, or during which a Commercialization Milestone Event has been achieved, Synthetic shall deliver to Intrexon a written report that shall contain at a minimum for the applicable calendar quarter:

(a)          gross sales of each Collaboration Product (on a country-by-country basis);

(b)          itemized calculation of Net Sales, showing all applicable deductions;

(c)          itemized calculation of Sublicensing Revenue;

(d)          the amount of any negative Net Sales for the applicable calendar quarter, and any negative Net Sales amount carried forward from a prior quarter and applied during the present quarter (as per Section 5.4(a));

(e)          the amount of the payment (if any) due pursuant to Section 5.4(a) and/or 5.4(b);

(f)          the amount of the payment (if any) made by Synthetic, or that has become due by the achievement of milestones during the preceding calendar quarter under Section 5.2;

(g)          the amount of taxes, if any, withheld to comply with any applicable law; and

(h)          the exchange rates used in any of the foregoing calculations.

For three (3) years after each sale or other commercial use of Collaboration Product, or after incurring any component item Synthetic incorporated into its calculations above, Synthetic shall keep (and shall ensure that its Affiliates and, if applicable, (sub)licensees shall keep) complete and accurate records of such sales, commercial use, or component item in sufficient detail to confirm the accuracy of the payment calculations hereunder.

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Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

5.7           Audits.

(a)          Upon the written request of Intrexon, Synthetic shall permit an independent certified public accounting firm of internationally recognized standing selected by Intrexon, and reasonably acceptable to Synthetic, to have access to and to review, during normal business hours and upon no less than thirty (30) days prior written notice, the applicable records of Synthetic and its Affiliates to verify the accuracy and timeliness of the reports and payments made by Synthetic under this Agreement. Such review may cover the records for sales made in any calendar year ending not more than three (3) years prior to the date of such request. The accounting firm shall disclose to both Parties whether the royalty reports and/or know-how reports conform to the provisions of this Agreement and/or US GAAP, as applicable, and the specific details concerning any discrepancies. Such audit may not be conducted more than once in any calendar year.

(b)          If such accounting firm concludes that additional amounts were owed during such period, Synthetic shall pay additional amounts, with interest from the date originally due as set forth in Section 5.9, within thirty (30) days of receipt of the accounting firm’s written report. If the amount of the underpayment is greater than ten percent (10%) of the total amount actually owed for the period audited, then Synthetic shall in addition reimburse Intrexon for all costs related to such audit; otherwise, Intrexon shall pay all costs of the audit. In the event of overpayment, any amount of such overpayment shall be fully creditable against amounts payable for the immediately succeeding calendar quarter(s); provided, however, that such credit cannot be applied to reduce the amounts payable by Synthetic to Intrexon for any particular calendar quarter by more than twenty-five percent (25%) of the amount otherwise due to Intrexon.

(c)          Intrexon shall (i) treat all information that it receives under this Section 5.7 in accordance with the confidentiality provisions of Article 7 and (ii) cause its accounting firm to enter into an acceptable confidentiality agreement with Synthetic obligating such firm to retain all such financial information in confidence pursuant to such confidentiality agreement, in each case except to the extent necessary for Intrexon to enforce its rights under this Agreement.

5.8           Taxes. The Parties will cooperate in good faith to obtain the benefit of any relevant tax treaties to minimize as far as reasonably possible any taxes which may be levied on any amounts payable hereunder. Synthetic shall deduct or withhold from any payments any taxes that it is required by applicable law to deduct or withhold. Notwithstanding the foregoing, if Intrexon is entitled under any applicable tax treaty to a reduction of the rate of, or the elimination of, applicable withholding tax, it may deliver to Synthetic or the appropriate governmental authority (with the assistance of Synthetic to the extent that this is reasonably required and is expressly requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve Synthetic of its obligation to withhold tax, and Synthetic shall apply the reduced rate of withholding tax, or dispense with withholding tax, as the case may be, provided that Synthetic has received evidence of Intrexon’s delivery of all applicable forms (and, if necessary, its receipt of appropriate governmental authorization) at least fifteen (15) days prior to the time that the payment is due. If, in accordance with the foregoing, Synthetic withholds any amount, it shall make timely payment to the proper taxing authority of the withheld amount, and send to Intrexon proof of such payment within forty-five (45) days following that latter payment. Additionally, Intrexon may on an Collaboration Product-by-Collaboration Product basis, and acting upon reasonable advice of outside tax and/or accounting advisors, request in writing that Synthetic make all of, or a percentage of, any payment that becomes due under Section 5.2 or Section 5.4 above to Intrexon’s Affiliate directly (instead of to Intrexon), to the extent that such Affiliate has contributed intellectual property to the respective Synthetic Product. To the extent that Synthetic has received such a request from Intrexon under the prior sentence at least thirty (30) days prior to the time that the payment is due, Synthetic shall honor the request to make the applicable payments (in whole or in part, as applicable) to the Intrexon Affiliate.

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Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

5.9           Late Payments. Any amount owed by Synthetic to Intrexon under this Agreement that is not paid within the applicable time period set forth herein shall accrue interest at the lower of (a) two percent (2%) per month, compounded, or (b) the highest rate permitted under applicable law.

ARTICLE 6

Intellectual Property

6.1           Ownership.

(a)          Subject to the license granted under Section 3.1, all rights in the Intrexon IP shall remain with Intrexon.

(b)          Synthetic and/or Intrexon may solely or jointly conceive, reduce to practice or develop discoveries, inventions, processes, techniques, and other technology, whether or not patentable, in the course of performing the Program (collectively “Inventions”). Each Party shall promptly provide the other Party with a detailed written description of any such Inventions that relate to the Field. Inventorship shall be determined in accordance with United States patent laws.

(c)          Intrexon shall solely own all right, title and interest in all Inventions related to Intrexon Channel Technology, together with all Patent rights and other intellectual property rights therein (the “Channel-Related Program IP”). Synthetic hereby assigns all of its right, title and interest in and to the Channel-Related Program IP to Intrexon. Synthetic agrees to execute such documents and perform such other acts as Intrexon may reasonably request to obtain, perfect and enforce its rights to the Channel-Related Program IP and the assignment thereof.

(d)          Notwithstanding anything to the contrary in this Agreement, any discovery, invention, process, technique, or other technology, whether or not patentable, that is conceived, reduced to practice or developed by Synthetic solely or jointly through the use of the Intrexon Channel Technology, Intrexon IP, or Intrexon Materials in breach of the terms and conditions of this Agreement, together with all patent rights and other intellectual property rights therein, shall be solely owned by Intrexon and shall be included in the Channel-Related Program IP.

(e)          All information regarding Channel-Related Program IP shall be Confidential Information of Intrexon. Synthetic shall be under appropriate written agreements with each of its employees, contractors, or agents working on the Program, pursuant to which such person shall grant all rights in the Inventions to Synthetic (so that Synthetic may convey certain of such rights to Intrexon, as provided herein) and agree to protect all Confidential Information relating to the Program.

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Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

(f)          All rights, technology, and intellectual property (A) owned by Synthetic or licensed from a Third Party by Synthetic as of the Effective Date, or (B) thereafter developed by Synthetic independent of the Program, Intrexon Channel Technology, Intrexon IP or Intrexon Materials, shall be owned by and remain the property of Synthetic (the “Synthetic Independent IP”).

6.2           Patent Prosecution.

(a)          Intrexon shall have the sole right, but not the obligation, to (a) conduct and control the filing, prosecution and maintenance of the Intrexon Patents, and (b) conduct and control the filing, prosecution, and maintenance of any applications for patent term extension and/or supplementary protection certificates that may be available as a result of the regulatory approval of any Collaboration Product. At the reasonable request of Intrexon, Synthetic shall cooperate with Intrexon in connection with such filing, prosecution, and maintenance, at Intrexon’s expense. Under no circumstances shall Synthetic (a) file, attempt to file, or assist anyone else in filing, or attempting to file, any Patent application, either in the United States or elsewhere, that claims or uses or purports to claim or use or relies for support upon an Invention owned by Intrexon, (b) use, attempt to use, or assist anyone else in using or attempting to use, the Intrexon Know-How, Intrexon Materials, or any Confidential Information of Intrexon to support the filing of a Patent application, either in the United States or elsewhere, that contains claims directed to the Intrexon IP, Intrexon Materials, or the Intrexon Channel Technology, or (c) without prior approval of the IPC, file, attempt to file, or assist anyone else in filing, or attempting to file, any application for patent term extension or supplementary protection certificate, either in the United States or elsewhere, that relies upon the regulatory approval of a Collaboration Product.

(b)          Synthetic shall have the sole right, but not the obligation, to conduct and control the filing, prosecution and maintenance of any Patents claiming Inventions that are owned by Synthetic or its Affiliates and not assigned to Intrexon under Section 6.1(c) (“Synthetic Program Patents”). At the reasonable request of Synthetic, Intrexon shall cooperate with Synthetic in connection with such filing, prosecution, and maintenance, at Synthetic’s expense.

(c)          As used herein, “Prosecuting Party” means Intrexon in the case of Intrexon Patents and Synthetic in the case of Synthetic Program Patents. The Prosecuting Party shall be entitled to use patent counsel selected by it and reasonably acceptable to the non-Prosecuting Party (including in-house patent counsel as well as outside patent counsel) for the prosecution of the Intrexon Patents and Synthetic Program Patents, as applicable. The Prosecuting Party shall:

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(i)          regularly provide the other Party in advance with reasonable information relating to the Prosecuting Party’s prosecution of Patents hereunder, including by providing copies of substantive communications, notices and actions submitted to or received from the relevant patent authorities and copies of drafts of filings and correspondence that the Prosecuting Party proposes to submit to such patent authorities (it being understood that, to the extent that any such information is readily accessible to the public, the Prosecuting Party may, in lieu of directly providing copies of such information to such other Party, provide such other Party with sufficient information that will permit such other Party to access such information itself directly);

(ii)         consider in good faith and consult with the non-Prosecuting Party regarding its timely comments with respect to the same; provided, however, that if, within fifteen (15) days after providing any documents to the non-Prosecuting Party for comment, the Prosecuting Party does not receive any written communication from the non-Prosecuting Party indicating that it has or may have comments on such document, the Prosecuting Party shall be entitled to assume that the non-Prosecuting Party has no comments thereon;

(iii)        consult with the non-Prosecuting Party before taking any action that would reasonably be expected to have a material adverse impact on the scope of claims within the Intrexon Patents and Synthetic Program Patents, as applicable.

6.3           Infringement of Patents by Third Parties.

(a)          Except as expressly provided in the remainder of this Section 6.3, Intrexon shall have the sole right to take appropriate action against any person or entity directly or indirectly infringing any Intrexon Patent (or asserting that an Intrexon Patent is invalid or unenforceable) (collectively, “Infringement”), either by settlement or lawsuit or other appropriate action.

(b)          Notwithstanding the foregoing, Synthetic shall have the first right, but not the obligation, to take appropriate action to enforce Product-Specific Program Patents against any Infringement that involves a commercially material amount of allegedly infringing activities in the Field (“Field Infringement”), either by settlement or lawsuit or other appropriate action. If Synthetic fails to take the appropriate steps to enforce Product-Specific Program Patents against any Field Infringement within one hundred eighty (180) days of the date one Party has provided notice to the other Party pursuant to Section 6.3(g) of such Field Infringement, then Intrexon shall have the right (but not the obligation), at its own expense, to enforce Product-Specific Program Patents against such Field Infringement, either by settlement or lawsuit or other appropriate action.

(c)          With respect to any Field Infringement that cannot reasonably be abated through the enforcement of Product-Specific Program Patents pursuant to Section 6.3(b) but can reasonably be abated through the enforcement of Intrexon Patent(s) (other than the Product-Specific Program Patents), Intrexon shall be obligated to choose one of the following courses of action: (i) enforce one or more of the applicable Intrexon Patent(s) in a commercially reasonable manner against such Field Infringement, or (ii) [*****]. Intrexon and Synthetic shall bear the costs and expenses of such enforcement equally. The determination of which Intrexon Patent(s) to assert shall be made by Intrexon in its sole discretion; provided, however, that Intrexon shall consult in good faith with Synthetic on such determination. For the avoidance of doubt, Intrexon has no obligations under this Agreement to enforce any Intrexon Patents against, or otherwise abate, any Infringement that is not a Field Infringement.

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(d)          In the event a Party pursues an action under this Section 6.3, the other Party shall reasonably cooperate with the enforcing Party with respect to the investigation and prosecution of any alleged, threatened, or actual Infringement, at the enforcing Party’s expense (except with respect to an action under Section 6.3(c), where all costs and expenses will be shared equally in accordance with terms thereof).

(e)          Synthetic shall not settle or otherwise compromise any action under this Section 6.3 in a way that diminishes the rights or interests of Intrexon outside the Field or adversely affects any Intrexon Patent without Intrexon’s prior written consent, which consent shall not be unreasonably withheld. Intrexon shall not settle or otherwise compromise any action under this Section 6.3 in a way that diminishes the rights or interests of Synthetic in the Field or adversely affects any Intrexon Patent with respect to the Field without Synthetic’s prior written consent, which consent shall not be unreasonably withheld.

(f)          Except as otherwise agreed to by the Parties in writing, any settlements, damages or other monetary awards recovered pursuant to a suit, proceeding, or action brought pursuant to Section 6.3 will be allocated first to the costs and expenses of the Party controlling such action, and second, to the costs and expenses (if any) of the other Party (to the extent not otherwise reimbursed), and any remaining amounts (the “Recovery”) will be shared by the Parties as follows: In any action initiated by Intrexon pursuant to Section 6.3(a) that does not involve Field Infringement, or in any action initiated by Intrexon pursuant to Section 6.3(b), Intrexon shall retain one hundred percent (100%) of any Recovery. In any action initiated by Synthetic pursuant to Section 6.3(b), [*****]. In any action initiated by Intrexon or Synthetic pursuant to Section 6.3(c), the Parties shall share the Recovery equally, and such Recovery shall not be deemed to constitute Sublicensing Revenue.

(g)          Synthetic shall promptly notify Intrexon in writing of any suspected, alleged, threatened, or actual Infringement of which it becomes aware, and Intrexon shall promptly notify Synthetic in writing of any suspected, alleged, threatened, or actual Field Infringement of which it becomes aware.

ARTICLE 7

Confidentiality

7.1           Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party agrees that it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement any Confidential Information disclosed to it by the other Party pursuant to this Agreement, except to the extent that the receiving Party can demonstrate by competent evidence that specific Confidential Information:

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(a)          was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

(b)          was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c)          became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(d)          was disclosed to the receiving Party, other than under an obligation of confidentiality to a Third Party, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others; or

(e)          was independently discovered or developed by the receiving Party without the use of Confidential Information belonging to the disclosing Party, as documented by the receiving Party’s written records.

The foregoing non-use and non-disclosure obligation shall continue (i) indefinitely, for all Confidential Information that qualifies as a trade secret under applicable law; or (ii) for the Term of this Agreement and for seven (7) years thereafter, in all other cases.

7.2           Authorized Disclosure. Notwithstanding the limitations in this Article 7, either Party may disclose the Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following instances:

(a)          complying with applicable laws or regulations or valid court orders, provided that the Party making such disclosure provides the other Party with reasonable prior written notice of such disclosure and makes a reasonable effort to obtain, or to assist the other Party in obtaining, a protective order preventing or limiting the disclosure and/or requiring that the terms and conditions of this Agreement be used only for the purposes for which the law or regulation required, or for which the order was issued;

(b)          to regulatory authorities in order to seek or obtain approval to conduct clinical trials, or to gain regulatory approval, of Collaboration Products or any products being developed by Intrexon or its other licensees and/or channel partners or collaborators, provided that the Party making such disclosure (i) provides the other Party with reasonable opportunity to review any such disclosure in advance and to suggest redactions or other means of limiting the disclosure of such other Party’s Confidential Information and (ii) does not unreasonably reject any such suggestions;

(c)          disclosure to investors and potential investors, acquirers, or merger candidates who agree to maintain the confidentiality of such information, provided that such disclosure is used solely for the purpose of evaluating such investment, acquisition, or merger (as the case may be);

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(d)          disclosure on a need-to-know basis to Affiliates, licensees, sublicensees, employees, consultants or agents (such as CROs and clinical investigators) who agree to be bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 7; and

(e)          disclosure of the terms of this Agreement by Intrexon to collaborators and other channel partners or collaborators who agree to be bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 7.

7.3           Publicity; Publications. The Parties agree that the public announcement of the execution of this Agreement shall be substantially in the form of a press release mutually agreed to by the Parties. Each Party will provide the other Party with the opportunity to review and comment, prior to submission or presentation, on external reports, securities filings, publications and presentations (e.g., press releases, reports to government agencies, abstracts, posters, manuscripts and oral presentations) that refer to this Agreement or, Collaboration Products, or the Program. For such reports, publications, and presentations, the disclosing Party will provide the other Party at least fifteen (15) calendar days for review of the proposed submission or presentation. In the case of any Form 8-K or other securities filing, such shall be provided to the non-filing Party by the filing party as soon as practicable prior to filing for review and comment and the Parties shall reasonably cooperate to seek and obtain confidential treatment (to the extent appropriate and permissible) of sensitive business information. For reports and manuscripts, the disclosing Party will provide the other Party at least thirty (30) days for review of the report or manuscript. The presenting Party will act in good faith to incorporate the comments of the other Party and shall, in any event, redact any Confidential Information of the other Party and cooperate with the other Party to postpone such submissions or presentations if necessary to provide the other Party with sufficient time to prepare and file any related Patent applications before the submission or presentation occurs, as appropriate. Notwithstanding anything to the contrary in this Agreement, in no event will either Party be obligated to provide the other Party with the opportunity to review and comment, prior to submission or presentation, of external reports, securities filings, publications and presentations (e.g., press releases, reports to government agencies, abstracts, posters, manuscripts and oral presentations) that are specifically related to this Agreement, Collaboration Product or the Program if the information disclosed in such reports, publications and presentations that refer specifically to this Agreement, Collaboration Product or the Program is the same as or substantially and materially similar to information previously presented by a Party to the other Party for review and comment pursuant to this Section 7.3.

7.4           Terms of the Agreement. Each Party shall treat the terms of this Agreement as the Confidential Information of other Party, subject to the exceptions set forth in Section 7.2. Notwithstanding the foregoing, each Party acknowledges that the other Party may be obligated to file a copy of this Agreement with the SEC, either as of the Effective Date or at some point during the Term. Each Party shall be entitled to make such a required filing, provided that it requests confidential treatment of certain commercial terms and sensitive technical terms hereof to the extent such confidential treatment is reasonably available to it. In the event of any such filing, the filing Party shall provide the other Party with a copy of the Agreement marked to show provisions for which the filing Party intends to seek confidential treatment and shall reasonably consider and incorporate the other Party’s comments thereon to the extent consistent with the legal requirements governing redaction of information from material agreements that must be publicly filed. The other Party shall promptly provide any such comments.

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7.5           Proprietary Information and Operational Audits.

(a)          For the purpose of confirming compliance with the Field-limited licenses granted in Article 3, the diligence obligations of Article 4, the intellectual property provisions of Article 6, and the confidentiality obligations under Article 7, Synthetic acknowledges that Intrexon’s authorized representative(s), during regular business hours may (i) examine and inspect Synthetic’s facilities and (ii) inspect all data and work products relating to this Agreement, subject to restrictions imposed by applicable laws. Any examination or inspection hereunder shall require five (5) business days written notice from Intrexon to Synthetic. Synthetic will make itself and the pertinent employees and/or agents available, on a reasonable basis, to Intrexon for the aforementioned compliance review.

(b)          For the purpose of confirming compliance with the diligence obligations of Section 4.6, and the confidentiality obligations under Article 7, Intrexon acknowledges that Synthetic authorized representative(s), during regular business hours may (i) examine and inspect Intrexon’s facilities and (ii) inspect all data and work products relating to this Agreement. Any examination or inspection hereunder shall require five (5) business days written notice from Synthetic to Intrexon. Intrexon will make itself and the pertinent employees and/or agents available, on a reasonable basis, to Synthetic for the aforementioned compliance review, provided that such inspection may occur no more than once per calendar year.

(c)          In view of the Intrexon Confidential Information, Intrexon Know-How, and Intrexon Materials transferred to Synthetic hereunder, Intrexon from time-to-time, but no more than quarterly, may request that Synthetic confirm the status of the Intrexon Materials at Synthetic (i.e. how much used, how much shipped, to whom and any unused amounts destroyed (by whom, when) as well as any amounts returned to Intrexon or destroyed). Within ten (10) business days of Synthetic’s receipt of any such written request, Synthetic shall provide the written report to Intrexon.

7.6           Intrexon Commitment. Intrexon shall use reasonable efforts to obtain an agreement with its other licensees and channel partners or collaborators to enable Synthetic to disclose confidential information of such licensees and channel partners or collaborators to regulatory authorities in order to seek or obtain approval to conduct clinical trials, or to gain regulatory approval of, Collaboration Products, in a manner consistent with the provisions of Section 7.2(b).

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ARTICLE 8

Representations And Warranties

8.1           Representations and Warranties of Synthetic. Synthetic hereby represents and warrants to Intrexon that, as of the Effective Date:

(a)          Corporate Power. Synthetic is duly organized and validly existing under the laws of Nevada and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

(b)          Due Authorization. Synthetic is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person executing this Agreement on Synthetic’s behalf has been duly authorized to do so by all requisite corporate action.

(c)          Binding Agreement. This Agreement is a legal and valid obligation binding upon Synthetic and enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors’ rights, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance. The execution, delivery and performance of this Agreement by Synthetic does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound. Synthetic is aware of no action, suit or inquiry or investigation instituted by any governmental agency which questions or threatens the validity of this Agreement.

8.2           Representations and Warranties of Intrexon. Intrexon hereby represents and warrants to Synthetic that, as of the Effective Date:

(a)          Corporate Power. Intrexon is duly organized and validly existing under the laws of Virginia and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

(b)          Due Authorization. Intrexon is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person executing this Agreement on Intrexon’s behalf has been duly authorized to do so by all requisite corporate action.

(c)          Binding Agreement. This Agreement is a legal and valid obligation binding upon Intrexon and enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors’ rights, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance. The execution, delivery and performance of this Agreement by Intrexon does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound. Intrexon is aware of no action, suit or inquiry or investigation instituted by any governmental agency which questions or threatens the validity of this Agreement.

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(d)          Additional Intellectual Property Representations.

(i)          Intrexon possesses sufficient rights to enable Intrexon to grant all rights and licenses it purports to grant to Synthetic with respect to the Intrexon IP under this Agreement;

(ii)         The Intrexon Patents existing as of the Effective Date constitute all of the Patents Controlled by Intrexon as of such date that are necessary for the development, manufacture and Commercialization of Collaboration Products;

(iii)        Intrexon has not granted, and during the Term Intrexon will not grant, any right or license, to any Third Party under the Intrexon IP that conflicts with the rights or licenses granted or to be granted to Synthetic hereunder;

(iv)        There is no threatened or pending litigation, Intrexon has not received any written notice of any such threatened or actual claims or litigation, seeking to invalidate or otherwise bearing on the Intrexon Patents or Intrexon’s rights therein;

(v)         None of the Intrexon Patents is subject to any threatened or pending inter partes review, post grant review, re-examination, opposition, interference, litigation or other dispute resolution proceedings;

(vi)        All of the Intrexon Patents have been filed and prosecuted in accordance with all Applicable Laws and have been maintained, with all applicable fees with respect thereto (to the extent such fees have come due) having been paid;

(vii)       Intrexon has entered into agreements with each of its current and former officers, employees and consultants involved in research and development work, including development of the Intrexon’s products and technology providing Intrexon, to the extent permitted by law, with title and ownership to patents, patent applications, trade secrets and inventions conceived, developed, reduced to practice by such person, solely or jointly with other of such persons, during the period of employment by Intrexon (except where the failure to have entered into such an agreement would not have a material adverse effect on the rights granted to Synthetic herein), and Intrexon is not aware that any of its employees or consultants is in material violation thereof;

(viii)      To Intrexon’s knowledge, there is no infringement, misappropriation or violation by Third Parties of any Intrexon Channel Technology or Intrexon IP in the Field;

(ix)         There is no pending or, to Intrexon’s knowledge, threatened action, suit, proceeding or claim by others against Intrexon that Intrexon infringes, misappropriates or otherwise violates any intellectual property or other proprietary rights of others in connection with the use of the Intrexon Channel Technology or Intrexon IP, and Intrexon has not received any written notice of such claim;

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(x)          To Intrexon’s knowledge, no employee of Intrexon is the subject of any claim or proceeding involving a violation of any term of any employment contract, patent disclosure agreement, invention assignment agreement, non-competition agreement, non-solicitation agreement, non-disclosure agreement or any restrictive covenant to or with a former employer (A) where the basis of such violation relates to such employee’s employment with Intrexon or actions undertaken by the employee while employed with Intrexon and (B) where such violation is relevant to the use of the Intrexon Channel Technology in the Field;

(xi)         None of the Intrexon Patents owned by Intrexon or its Affiliates, and, to Intrexon’s knowledge, none of the Intrexon Patents licensed to Intrexon or its Affiliates, have been adjudged invalid or unenforceable by a court of competent jurisdiction or applicable government agency, in whole or in part, and there is no pending or, to Intrexon’s knowledge, threatened action, suit, proceeding or claim by others challenging the validity or scope of any such Intrexon Patents; and

(xii)        Except as otherwise disclosed in writing to Synthetic, Intrexon: (A) is in material compliance with all statutes, rules or regulations applicable to the ownership, testing, development, manufacture, packaging, processing, use, distribution, marketing, labeling, promotion, sale, offer for sale, storage, import, export or disposal of any product that is under development, manufactured or distributed by Intrexon in the Field (“Applicable Laws”); (B) has not received any FDA Form 483, notice of adverse finding, warning letter, untitled letter or other correspondence or notice from the United States Food and Drug Administration (the “FDA”) or any other federal, state, local or foreign governmental or regulatory authority alleging or asserting material noncompliance with any Applicable Laws or any licenses, certificates, approvals, clearances, authorizations, permits and supplements or amendments thereto required by any such Applicable Laws (“Authorizations”), which would, individually or in the aggregate, result in a material adverse effect; (C) possesses all material Authorizations necessary for the operation of its business as described in the Field and such Authorizations are valid and in full force and effect and Intrexon is not in material violation of any term of any such Authorizations; and (D) since January 1, 2011, (1) has not received notice of any claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action from the FDA or any other federal, state, local or foreign governmental or regulatory authority or third party alleging that any product operation or activity is in material violation of any Applicable Laws or Authorizations and has no knowledge that the FDA or any other federal, state, local or foreign governmental or regulatory authority or third party is considering any such claim, litigation, arbitration, action, suit investigation or proceeding; (2) has not received notice that the FDA or any other federal, state, local or foreign governmental or regulatory authority has taken, is taking or intends to take action to limit, suspend, modify or revoke any material Authorizations and has no knowledge that the FDA or any other federal, state, local or foreign governmental or regulatory authority is considering such action; (3) has filed, obtained, maintained or submitted all material reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by any Applicable Laws or Authorizations and that all such reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments were materially complete and correct on the date filed (or were corrected or supplemented by a subsequent submission); and (4) has not, either voluntarily or involuntarily, initiated, conducted, or issued or caused to be initiated, conducted or issued, any recall, market withdrawal or replacement, safety alert, post sale warning, “dear doctor” letter, or other notice or action relating to the alleged lack of safety or efficacy of any product or any alleged product defect or violation and, to Intrexon’s knowledge, no third party has initiated, conducted or intends to initiate any such notice or action.

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except, in each of (ix) through (xii), for any instances which would not, individually or in the aggregate, result in a material adverse effect on the rights granted to Synthetic hereunder or Intrexon’s ability to perform its obligations hereunder.

8.3           Warranty Disclaimer. EXCEPT FOR THE EXPRESS WARRANTIES PROVIDED IN THIS ARTICLE 8 OR IN THE EQUITY AGREEMENT, EACH PARTY HEREBY DISCLAIMS ANY AND ALL OTHER WARRANTIES, EITHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF TITLE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

ARTICLE 9

Indemnification

9.1           Indemnification by Intrexon. Intrexon agrees to indemnify, hold harmless, and defend Synthetic and its Affiliates and its and their respective directors, officers, employees, and agents (collectively, the “Synthetic Indemnitees”) from and against any and all liabilities, damages, costs, expenses, or losses (including reasonable legal expenses and attorneys’ fees) (collectively, “Losses”) resulting from any claims, suits, actions, demands, or other proceedings brought by a Third Party (collectively, “Claims”) to the extent arising from (a) the gross negligence or willful misconduct of Intrexon or any of its Affiliates, or their respective employees or agents, (b) the use, handling, storage or transport of Intrexon Materials by or on behalf of Intrexon or its Affiliates, licensees (other than Synthetic) or sublicensees; or (c) breach by Intrexon of any representation, warranty or covenant in this Agreement. Notwithstanding the foregoing, Intrexon shall not have any obligation to indemnify the Synthetic Indemnitees to the extent that a Claim arises from (i) the gross negligence or willful misconduct of Synthetic or any of its Affiliates, licensees, or sublicensees, or their respective employees or agents; or (ii) a breach by Synthetic of a representation, warranty, or covenant of this Agreement.

9.2           Indemnification by Synthetic. Synthetic agrees to indemnify, hold harmless, and defend Intrexon, its Affiliates and Third Security, and their respective directors, officers, employees, and agents (and any Third Parties which have licensed to Intrexon intellectual property rights within Intrexon IP on or prior to the Effective Date, to the extent required by the relevant upstream license agreement) (collectively, the “Intrexon Indemnitees”) from and against any Losses resulting from Claims, to the extent arising from any of the following: (a) the gross negligence or willful misconduct of Synthetic or any of its Affiliates or their respective employees or agents; (b) the use, handling, storage, or transport of Intrexon Materials by or on behalf of Synthetic or its Affiliates, licensees, or sublicensees; (c) breach by Synthetic of any material representation, warranty or covenant in this Agreement; or (d) the design, development, manufacture, regulatory approval, handling, storage, transport, distribution, sale or other disposition of any Collaboration Product by or on behalf of Synthetic or its Affiliates, licensees, or sublicensees. Notwithstanding the foregoing, Synthetic shall not have any obligation to indemnify the Intrexon Indemnitees to the extent that a Claim arises from (i) the gross negligence or willful misconduct of Intrexon or any of its Affiliates, or their respective employees or agents; or (ii) a breach by Intrexon of a representation, warranty, or covenant of this Agreement.

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9.3           Product Liability Claims. Notwithstanding the provisions of Section 9.2, any Losses arising out of any Third Party claim, suit, action, proceeding, liability or obligation involving any actual or alleged death or bodily injury arising out of or resulting from the development, manufacture or Commercialization of any Collaboration Products for use or sale in the Field, to the extent that such Losses exceed the amount (if any) covered by the applicable Party’s product liability insurance (“Excess Product Liability Costs”), shall be paid by [*****], except to the extent such Losses arise out of any Third-Party Claim based on the gross negligence or willful misconduct of a Party, its Affiliates, or its Affiliates’ sublicensees, or any of the respective officers, directors, employees and agents of each of the foregoing entities, in the performance of obligations or exercise of rights under this Agreement.

9.4           Control of Defense. As a condition precedent to any indemnification obligations hereunder, any entity entitled to indemnification under this Article 9 shall give written notice to the indemnifying Party of any Claims that may be subject to indemnification, promptly after learning of such Claim. If such Claim falls within the scope of the indemnification obligations of this Article 9, then the indemnifying Party shall assume the defense of such Claim with counsel reasonably satisfactory to the indemnified Party. The indemnified Party shall cooperate with the indemnifying Party in such defense. The indemnified Party may, at its option and expense, be represented by counsel of its choice in any action or proceeding with respect to such Claim. The indemnifying Party shall not be liable for any litigation costs or expenses incurred by the indemnified Party without the indemnifying Party’s written consent, such consent not to be unreasonably withheld. The indemnifying Party shall not settle any such Claim if such settlement (a) does not fully and unconditionally release the indemnified Party from all liability relating thereto or (b) adversely impacts the exercise of the rights granted to the indemnified Party under this Agreement, unless the indemnified Party otherwise agrees in writing.

9.5           Insurance. Immediately prior to, and during marketing of Collaboration Products, Synthetic shall maintain in effect and good standing a product liability insurance policy issued by a reputable insurance company in amounts considered standard for the industry. Immediately prior to, and during the conduct of any clinical trials for Collaboration Products, Synthetic shall maintain in effect and good standing a clinical trials liability insurance policy issued by a reputable insurance company in amounts considered standard for the industry. At Intrexon’s reasonable request, Synthetic shall provide Intrexon with all details regarding such policies, including without limitation copies of the applicable liability insurance contracts. Synthetic shall use reasonable efforts to include Intrexon as an additional insured on any such policies.

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ARTICLE 10

Term; Termination

10.1         Term. The term of this Agreement shall commence upon the Effective Date and shall continue until terminated pursuant to Section 10.2 or 10.3 (the “Term”).

10.2         Termination for Material Breach; Termination Under Section 4.5(b)

(a)          Either Party shall have the right to terminate this Agreement upon written notice to the other Party if the other Party commits any material breach of this Agreement that such breaching Party fails to cure within sixty (60) days following written notice from the nonbreaching Party specifying such breach; provided, however, that if Synthetic commits any breach of the provisions of Section 4.10 of this Agreement, Intrexon shall have the right to terminate this Agreement if Synthetic fails after notice from Intrexon to cure such breach within thirty (30) days following written notice thereof.

(b)          Intrexon shall have the right to terminate this Agreement, at its sole discretion, if any necessary shareholder, member, exchange, and/or board of director approvals of Synthetic have not been obtained, and the Technology Access Fee Shares (as defined in the Equity Agreement) have not been issued, within the time frames set forth in Section 5.1 and the Equity Agreement.

(c)          Intrexon shall have the right to terminate this Agreement under the circumstances set forth in Section 4.5(b) upon written notice to Synthetic, such termination to become effective sixty (60) days following such written notice unless Synthetic remedies the circumstances giving rise to such termination within such sixty (60) day period.

(d)           Intrexon shall have the right to terminate this Agreement should Synthetic execute any purported assignment of this Agreement contrary to the prohibitions in Section 12.8, such termination occurring upon Intrexon providing written notice to Synthetic and becoming effective immediately upon such written notice.

10.3         Termination by Synthetic. Synthetic shall have the right to voluntarily terminate this Agreement in its entirety upon ninety (90) days written notice to Intrexon at any time, provided that such notice may not be given during the eighteen (18) month period commencing on the Effective Date.

10.4         Effect of Termination. In the event of termination of this Agreement pursuant to Section 10.2 or Section 10.3, the following shall apply:

(a)          Retained Products. Synthetic shall be permitted to continue the clinical development and Commercialization in the Field of any Collaboration Product that, at the time of termination, satisfies at least one of the following criteria (a “Retained Product”):

(i)          the particular Collaboration Product is being sold by Synthetic triggering profit sharing payments therefor under Section 5.4(a) of this Agreement,

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(ii)         the particular Collaboration Product has received regulatory approval,

(iii)        the particular Collaboration Product is a subject of an application for regulatory approval in the Field that is pending before the applicable regulatory authority,

(iv)        the particular Collaboration Product has achieved Phase II Trial Initiation (in the case of a termination by Intrexon due to a Synthetic uncured breach pursuant to Section 10.2(a) or a termination by Synthetic pursuant to Section 10.3).

Such right to continue development and Commercialization of Retained Products shall be subject to Synthetic’s full compliance with the payment provisions in Article 5, a continuing obligation for Synthetic to use, in accord with Sections 4.5(a) and 4.5(c) Diligent Efforts to develop and Commercialize each such Retained Product, and all other provisions of this Agreement that survive termination.

(b)          Termination of Licenses. Except as necessary for Synthetic to continue to obtain regulatory approval for, clinically develop, use, manufacture and Commercialize the Retained Products in the Field as permitted by Section 10.4(a), all rights and licenses granted by Intrexon to Synthetic under this Agreement shall terminate and shall revert to Intrexon without further action by either Intrexon or Synthetic. Synthetic’s license herein with respect to Retained Products shall be exclusive or non-exclusive, as the case may be, on the same terms as set forth in Section 3.1, and shall last only for so long as Synthetic remains in compliance with the terms and conditions of this Agreement with respect to Retained Products. For clarity, Synthetic’s rights following termination of this Agreement shall not include the right for Synthetic to access or utilize the Intrexon Channel Technology for the continued design and development of Retained Products, but shall be limited to license rights to use the Intrexon Materials (insofar as such are incorporated into Retained Products and production processes therefor) in the Field and to operate under the Intrexon IP in the Field with respect to the Retained Products.

(c)          Reverted Products. All Collaboration Products other than the Retained Products, including for clarity Program product candidates in the Field that have not advanced to or beyond Phase II Trial Initiation as set forth in Section 10.4(a) above, shall be referred to herein as the “Reverted Products.” Synthetic shall immediately cease, and shall cause its Affiliates and, if applicable, (sub)licensees to immediately cease, all development and Commercialization of the Reverted Products, and Synthetic shall not use or practice, nor shall it cause or permit any of its Affiliates or, if applicable, (sub)licensees to use or practice, directly or indirectly, any Intrexon IP with respect to the Reverted Products. Synthetic shall immediately discontinue making any representation regarding its status as a licensee or channel collaborator of Intrexon with respect to the Reverted Products.

(d)          Intrexon Materials. Synthetic shall promptly return, or at Intrexon’s request, destroy, any Intrexon Materials in Synthetic’s possession or control at the time of termination other than any Intrexon Materials necessary for the continued development, regulatory approval, use, manufacture and Commercialization of the Retained Products in the Field.

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(e)          Licenses to Intrexon. Synthetic is automatically deemed to grant to Intrexon, subject to the terms and conditions of this Agreement, a worldwide, fully paid, royalty-free, exclusive (even as to Synthetic and its Affiliates), irrevocable, license (with full rights to sublicense) under the Synthetic Termination IP, to make, have made, import, use, offer for sale and sell Reverted Products and to use the Intrexon Channel Technology, the Intrexon Materials, and/or the Intrexon IP in the Field, subject to any exclusive rights held by Synthetic in Reverted Products pursuant to Section 10.4(c). The Parties shall also take such actions and execute such other instruments and documents as may be reasonably necessary to document such license to Intrexon. Upon termination of this Agreement, all other licenses granted by Synthetic to Intrexon under this Agreement shall terminate and shall revert to Synthetic without further action by either Synthetic or Intrexon.

(f)          Regulatory Filings. Synthetic shall promptly assign to Intrexon, and will provide full copies of, all regulatory approvals and regulatory filings that relate specifically and solely to Reverted Products. Synthetic shall also take such actions and execute such other instruments, assignments and documents as may be necessary to effect the transfer of rights thereunder to Intrexon. To the extent that there exist any regulatory approvals and regulatory filings that relate both to Reverted Products and other products, Synthetic shall provide copies of the portions of such regulatory filings that relate to Reverted Products and shall reasonably cooperate to assist Intrexon in obtaining the benefits of such regulatory approvals with respect to the Reverted Products.

(g)          Data Disclosure. Synthetic shall provide to Intrexon copies of the relevant portions of all material reports and data, including clinical and non-clinical data and reports, obtained or generated by or on behalf of Synthetic or its Affiliates to the extent that they relate to Reverted Products, within sixty (60) days of such termination unless otherwise agreed, and Intrexon shall have the right to use any such Information in developing and commercializing Reverted Products and to license any Third Parties to do so.

(h)          Third Party Licenses. At Intrexon’s request, Synthetic shall promptly provide to Intrexon copies of all Third Party agreements under which Synthetic or its Affiliates obtained a license under Patents claiming inventions or know-how specific to or used or incorporated into the development, manufacture and/or commercialization of the Reverted Products. At Intrexon’s request such that Intrexon may Commercialize the Reverted Products, Synthetic shall promptly work with Intrexon to either (A) assign to Intrexon the Third Party agreement(s), or (B) grant a sublicense (with an appropriate scope) to Intrexon under the Third Party agreement(s). Thereafter Intrexon shall be fully responsible for all obligations due for its actions under the sublicensed or assigned Third Party agreements. Notwithstanding the above, if Intrexon does not wish to assume any financial or other obligations associated with a particular Third Party agreement identified to Intrexon under this Section 10.4(h), then Intrexon shall so notify Synthetic and Synthetic shall not make such assignment or grant such sublicense (or cause it to be made or granted).

(i)          Remaining Materials. At the request of Intrexon, Synthetic shall transfer to Intrexon all quantities of Reverted Product (including production or banked cells lines, final products or work-in-process) in the possession of Synthetic or its Affiliates. Synthetic shall transfer to Intrexon all such quantities of Reverted Products without charge, except that Intrexon shall pay the reasonable costs of shipping.

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Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

(j)          Third Party Vendors. At Intrexon’s request, Synthetic shall promptly provide to Intrexon copies of all agreements between Synthetic or its Affiliates and Third Party suppliers, vendors, or distributors that relate to the supply, sale, or distribution of Reverted Products in the Territory. At Intrexon’s request, Synthetic shall promptly: (A) with respect to such Third Party agreements relating solely to the applicable Reverted Products and permitting assignment, immediately assign (or cause to be assigned), such agreements to Intrexon, and (B) with respect to all other such Third Party agreements, Synthetic shall reasonably cooperate to assist Intrexon in obtaining the benefits of such agreements. Synthetic shall be liable for any costs associated with assigning a Third Party agreement to Intrexon or otherwise obtaining the benefits of such agreement for Intrexon, to the extent such costs are directly related to Synthetic’s breach. For the avoidance of doubt, Intrexon shall have no obligation to assume any of Synthetic’s obligations under any Third Party agreement.

(k)          Commercialization. Intrexon shall have the right to develop and commercialize the Reverted Products itself or with one or more Third Parties, and shall have the right, without obligation to Synthetic, to take any such actions in connection with such activities as Intrexon (or its designee), at its discretion, deems appropriate.

(l)          Confidential Information. Each Party shall promptly return, or at the other Party’s request destroy, any Confidential Information of the other Party in such Party’s possession or control at the time of termination; provided, however, that each Party shall be permitted to retain (i) a single copy of each item of Confidential Information of the other Party in its confidential legal files for the sole purpose of monitoring and enforcing its compliance with Article 7, (ii) Confidential Information of the other Party that is maintained as archive copies on the recipient Party’s disaster recovery and/or information technology backup systems, or (iii) Confidential Information of the other Party necessary to exercise such Party’s rights in Retained Products (in the case of Synthetic) or Reverted Products (in the case of Intrexon). The recipient of Confidential Information shall continue to be bound by the terms and conditions of this Agreement with respect to any such Confidential Information retained in accordance with this Section 10.4(l).

10.5         Surviving Obligations. Termination or expiration of this Agreement shall not affect any rights of either Party arising out of any event or occurrence prior to termination, including, without limitation, any obligation of Synthetic to pay any amount which became due and payable under the terms and conditions of this Agreement prior to expiration or such termination. The following portions of this Agreement shall survive termination or expiration of this Agreement: Sections 3.1 (as applicable with respect to 10.4(b)), 5.5, 5.7, 6.1, 6.2 (with subsection (c) surviving only to the extent relating to Intrexon Patents that are relevant to Retained Products that, to Intrexon’s knowledge, are being developed or commercialized at such time, if any), 7.1, 7.2, 7.4, 7.5, 10.4, and 10.5; Articles 9, 11, and 12; and any relevant definitions in Article 1. Further, Article 7 and Sections 4.5(a), 4.5(c), 4.8, 4.9, 5.2 through 5.9, and 9.5 will survive termination of this Agreement to the extent there are applicable Retained Products.

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Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

ARTICLE 11

Dispute Resolution

11.1         Disputes. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. In the event of any disputes, controversies or differences which may arise between the Parties out of or in relation to or in connection with this Agreement (other than disputes arising from a Committee), including, without limitation, any alleged failure to perform, or breach, of this Agreement, or any issue relating to the interpretation or application of this Agreement, then upon the request of either Party by written notice, the Parties agree to meet and discuss in good faith a possible resolution thereof, which good faith efforts shall include at least one in-person meeting between the Executive Officers of each Party. If the matter is not resolved within thirty (30) days following the written request for discussions, either Party may then invoke the provisions of Section 11.2. For the avoidance of doubt, any disputes, controversies or differences arising from a Committee pursuant to Article 2 shall be resolved solely in accordance with Section 2.4.

11.2         Arbitration. Any dispute, controversy, difference or claim which may arise between the Parties and not from a Committee, out of or in relation to or in connection with this Agreement (including, without limitation, arising out of or relating to the validity, construction, interpretation, enforceability, breach, performance, application or termination of this Agreement) that is not resolved pursuant to Section 11.1 shall, subject to Section 11.10, be settled by binding “baseball arbitration” as follows. Either Party, following the end of the thirty (30) day period referenced in Section 11.1, may refer such issue to arbitration by submitting a written notice of such request to the other Party, with the arbitration to be held in the state where the other Party’s principal office is located (or some other place as may be mutually agreed by the Parties). Promptly following receipt of such notice, the Parties shall meet and discuss in good faith and seek to agree on an arbitrator to resolve the issue, which arbitrator shall be neutral and independent of both Parties and all of their respective Affiliates, shall have significant experience and expertise in licensing and partnering agreements in the pharmaceutical and biotechnology industries, and shall have some experience in mediating or arbitrating issues relating to such agreements. If the Parties cannot agree on a single arbitrator within fifteen (15) days of request by a Party for arbitration, then each Party shall select an arbitrator meeting the foregoing criteria and the two (2) arbitrators so selected shall select within ten (10) days of their appointment a third arbitrator meeting the foregoing criteria. Within fifteen (15) days after an arbitrator(s) is selected (in the case of the three-person panel, when the third arbitrator is selected), each Party will deliver to both the arbitrator(s) and the other Party a detailed written proposal setting forth its proposed terms for the resolution for the matter at issue (the “Proposed Terms” of the Party) and a memorandum (the “Support Memorandum”) in support thereof. The Parties will also provide the arbitrator(s) a copy of this Agreement, as it may be amended at such time. Within fifteen (15) days after receipt of the other Party’s Proposed Terms and Support Memorandum, each Party may submit to the arbitrator(s) (with a copy to the other Party) a response to the other Party’s Support Memorandum. Neither Party may have any other communications (either written or oral) with the arbitrator(s) other than for the sole purpose of engaging the arbitrator or as expressly permitted in this Section 11.2; provided that, the arbitrator(s) may convene a hearing if the arbitrator(s) so chooses to ask questions of the Parties and hear oral argument and discussion regarding each Party’s Proposed Terms. Within sixty (60) days after the arbitrator’s appointment, the arbitrator(s) will select one of the two Proposed Terms (without modification) provided by the Parties that he or she believes is most consistent with the intention underlying and agreed principles set forth in this Agreement. The decision of the arbitrator(s) shall be final, binding, and unappealable. For clarity, the arbitrator(s) must select as the only method to resolve the matter at issue one of the two sets of Proposed Terms, and may not combine elements of both Proposed Terms or award any other relief or take any other action.

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11.3         Governing Law. This Agreement shall be governed by and construed under the substantive laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

11.4         Award. Any award to be paid by one Party to the other Party as determined by the arbitrator(s) as set forth above under Section 11.2 shall be promptly paid in United States dollars free of any tax, deduction or offset; and any costs, fees or taxes incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the losing Party. Each Party agrees to abide by the award rendered in any arbitration conducted pursuant to this Article 11, and agrees that, subject to the United States Federal Arbitration Act, 9 U.S.C. §§ 1-16, judgment may be entered upon the final award in any United States District Court located in New York and that other courts may award full faith and credit to such judgment in order to enforce such award. The award shall include interest from the date of any damages incurred for breach of the Agreement, and from the date of the award until paid in full, at a rate fixed by the arbitrator(s). With respect to money damages, nothing contained herein shall be construed to permit the arbitrator(s) or any court or any other forum to award consequential, incidental, special, punitive or exemplary damages. By entering into this agreement to arbitrate, the Parties expressly waive any claim for consequential, incidental, special, punitive or exemplary damages. The only damages recoverable under this Agreement are direct compensatory damages.

11.5         Costs. Each Party shall bear its own legal fees. The arbitrator(s) shall assess his or her costs, fees and expenses against the Party losing the arbitration.

11.6         Injunctive Relief. Nothing in this Article 11 will preclude either Party from seeking equitable relief or interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a dispute either prior to or during any arbitration if necessary to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding. Specifically, the Parties agree that a material breach by either Party of its obligations in Section 3.5 or Article 7 of this Agreement may cause irreparable harm to the other Party, for which damages may not be an adequate remedy. Therefore, in addition to its rights and remedies otherwise available at law, including, without limitation, the recovery of damages for breach of this Agreement, upon an adequate showing of material breach of such Section 3.5 or Article 7, and without further proof of irreparable harm other than this acknowledgement, such non-breaching Party shall be entitled to seek (a) immediate equitable relief, specifically including, but not limited to, both interim and permanent restraining orders and injunctions, without bond, and (b) such other and further equitable relief as the court may deem proper under the circumstances. For the avoidance of doubt, nothing in this Section 11.6 shall otherwise limit a breaching Party’s opportunity to cure a material breach as permitted in accordance with Section 10.2.

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Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

11.7         Confidentiality. The arbitration proceeding shall be confidential and the arbitrator(s) shall issue appropriate protective orders to safeguard each Party’s Confidential Information. Except as required by law, no Party shall make (or instruct the arbitrator(s) to make) any public announcement with respect to the proceedings or decision of the arbitrator(s) without prior written consent of the other Party. The existence of any dispute submitted to arbitration, and the award, shall be kept in confidence by the Parties and the arbitrator(s), except as required in connection with the enforcement of such award or as otherwise required by applicable law.

11.8         Survivability. Any duty to arbitrate under this Agreement shall remain in effect and be enforceable after termination of this Agreement for any reason.

11.9         Jurisdiction. For the purposes of this Article 11, the Parties acknowledge their diversity and agree to accept the jurisdiction of any United States District Court located in New York for the purposes of enforcing or appealing any awards entered pursuant to this Article 11 and for enforcing the agreements reflected in this Article 11 and agree not to commence any action, suit or proceeding related thereto except in such courts.

11.10         Patent Disputes. Notwithstanding any other provisions of this Article 11, and subject to the provisions of Section 6.2, any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any Intrexon Patents shall be submitted to a court of competent jurisdiction in the country in which such Patent was filed or granted.

ARTICLE 12

General Provisions

12.1         Use of Name. No right, express or implied, is granted by this Agreement to either Party to use in any manner the name of the other or any other trade name or trademark of the other in connection with the performance of this Agreement, except that either Party may use the name of the other Party as required by regulations and in press releases accompanying quarterly and annual earnings reports approved by the issuer’s Board of Directors.

12.2         LIMITATION OF LIABILITY. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS PARAGRAPH IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER ARTICLE 9, OR DAMAGES AVAILABLE FOR BREACHES OF THE OBLIGATIONS SET FORTH IN ARTICLE 7.

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Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

12.3         Independent Parties. The Parties are not employees or legal representatives of the other Party for any purpose. Neither Party shall have the authority to enter into any contracts in the name of or on behalf of the other Party. This Agreement shall not constitute, create, or in any way be interpreted as a joint venture, partnership, or business organization of any kind.

12.4         Notice. All notices, including notices of address change, required or permitted to be given under this Agreement shall be in writing and deemed to have been given when delivered if personally delivered or sent by facsimile (provided that the party providing such notice promptly confirms receipt of such transmission with the other party by telephone), on the business day after dispatch if sent by a nationally-recognized overnight courier and on the third business day following the date of mailing if sent by certified mail, postage prepaid, return receipt requested. All such communications shall be sent to the address or facsimile number set forth below (or any updated addresses or facsimile number communicated to the other Party in writing):

If to Intrexon:	Intrexon Corporation 20374 Seneca Meadows Parkway Germantown, MD 20876 Attention: Senior Vice President, Health Sector Fax: (301) 556-9901

with a copy to:	Intrexon Corporation 20374 Seneca Meadows Parkway Germantown, MD 20876 Attention: Legal Department Fax: (301) 556-9902

If to Synthetic:	Synthetic Biologics, Inc. 617 Detroit Street, Suite 100 Ann Arbor, MI 48104 Attention: Chief Executive Officer Fax: (734) 332-7878

with a copy to:	Gracin & Marlow, LLP 405 Lexington Avenue New York, NY 10174 Attn: Leslie Marlow, Esq. Fax: (212) 208-4657

12.5         Severability. In the event any provision of this Agreement is held to be invalid or unenforceable, the valid or enforceable portion thereof and the remaining provisions of this Agreement will remain in full force and effect.

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12.6         Waiver. Any waiver (express or implied) by either Party of any breach of this Agreement shall not constitute a waiver of any other or subsequent breach. All waivers must be in writing signed by an authorized representative of the Party against whom such waiver is being enforced.

12.7         Entire Agreement; Amendment. This Agreement, including any exhibits attached hereto, constitute the entire, final, complete and exclusive agreement between the Parties and supersede all previous agreements or representations, written or oral, with respect to the subject matter of this Agreement (including any prior confidentiality agreement between the Parties). All information of Intrexon or Synthetic to be kept confidential by the other Party under any prior confidentiality agreement, as of the Effective Date, shall be maintained as Confidential Information by such other Party under the obligations set forth in Article 7 of this Agreement. This Agreement may not be modified or amended except in a writing signed by a duly authorized representative of each Party.

12.8         Non-assignability; Binding on Successors. Any attempted assignment of the rights or delegation of the obligations under this Agreement shall be void without the prior written consent of the non-assigning or non-delegating Party; provided, however, that either Party may assign its rights or delegate its obligations under this Agreement without such consent (a) to an Affiliate of such Party or (b) to its successor in interest in connection with any merger, acquisition, consolidation, corporate reorganization, or similar transaction, or sale of all or substantially all of its assets to which this Agreement relates, provided that such assignee agrees in writing to assume and be bound by the assignor’s obligations under this Agreement. This Agreement shall be binding upon, and inure to the benefit of, the successors, executors, heirs, representatives, administrators and permitted assigns of the Parties. Notwithstanding the foregoing, in the event that either Party assigns this Agreement to its successor in interest by way of merger, acquisition, consolidation, corporate reorganization, or similar transaction, or sale of all or substantially all of its assets to which this Agreement relates (whether this Agreement is actually assigned or is assumed by such successor in interest or its affiliate by operation of law (e.g., in the context of a reverse triangular merger)), the intellectual property rights of such successor in interest or any of its Affiliates other than those licensed in this Agreement shall be automatically excluded from the rights licensed to the other Party under this Agreement.

12.9         Force Majeure. Neither Party shall be liable to the other for its failure to perform any of its obligations under this Agreement, except for payment obligations, during any period in which such performance is delayed because rendered impracticable or impossible due to circumstances beyond its reasonable control, including without limitation earthquakes, governmental regulation, fire, flood, labor difficulties, civil disorder, acts of terrorism and acts of God, provided that the Party experiencing the delay promptly notifies the other Party of the delay and uses commercially reasonable efforts to overcome any such cause of delay.

12.10       No Other Licenses. Neither Party grants to the other Party any rights or licenses in or to any intellectual property, whether by implication, estoppel, or otherwise, except to the extent expressly provided for under this Agreement.

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12.11      Non-Solicitation. During the Term and for a period of one (1) year following the end of the Term, neither Synthetic nor Intrexon may directly or indirectly solicit in order to offer to employ, engage in any discussion regarding employment with, or hire any employee of the other Party or an individual who was employed by the other party within one (1) year prior to such solicitation, discussion, or hire, without the prior approval of such other Party. General employment solicitations or advertisements shall not be considered direct or indirect solicitations, and are not prohibited under this Agreement.

12.12      Legal Compliance. The Parties shall review in good faith and cooperate in taking such actions to ensure compliance of this Agreement with all applicable laws.

12.13      Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile, PDF, or other means of electronic communication), each of which taken together will constitute one and the same instrument, and any of the Parties hereto may execute this Agreement by signing any such counterpart.

[Remainder of page intentionally left blank.]

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Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

In Witness Whereof, the Parties hereto have duly executed this Exclusive Channel Collaboration Agreement.

Intrexon Corporation	Synthetic Biologics, Inc.

By:/s/ Donald P. Lehr	By:/s/Jeffrey Riley

Name: Donald P. Lehr	Name: Jeffrey Riley

Title: Chief Legal Officer	Title: Chief Executive Officer, President, and
Director

SIGNATURE PAGE FOR EXCLUSIVE CHANNEL COLLABORATION AGREEMENT

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